Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS

PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION

HAS BEEN REDACTED.

MASTER EQUIPMENT FINANCE AGREEMENT

THIS MASTER EQUIPMENT FINANCE AGREEMENT (this “Master Agreement”) is dated as of March 21, 2022 (the “Closing Date”), by, among others, GTX Gen 1 Collateral LLC, a Delaware limited liability company with an address of 135 Rennell Drive, 3rd Floor, Fairfield, CT 06890, GNY Collateral LLC, a Delaware limited liability company with an address of 135 Rennell Drive, 3rd Floor, Fairfield, CT 06890, GSC Collateral LLC, a Delaware limited liability company with an address of 135 Rennell Drive, 3rd Floor, Fairfield, CT 06890 (each, individually, a “Borrower” and, collectively, the “Borrowers”), Greenidge Generation Holdings, Inc., a Delaware corporation with an address of 135 Rennell Drive, 3rd Floor, Fairfield, CT 06890, as parent, as a guarantor and as borrower representative (the “Parent”) and each other Guarantor from time to time party hereto and NYDIG ABL LLC, a Delaware limited liability company with an address of 510 Madison Avenue, 21st Floor, New York City, NY 10022 (“NYDIG”), as lender (in such capacity, the “Lender”) and as servicer (in such capacity, “Servicer”), and NYDIG as collateral agent (in such capacity, “Collateral Agent”) hereunder.

This Master Agreement sets forth the terms and conditions pursuant to which the Lender may from time to time provide one or more loans to one or more of the Borrowers and the terms of the guarantee by the Parent and other Loan Parties. AS INDICATED HEREIN, CERTAIN TERMS AND PROVISIONS OF THIS MASTER AGREEMENT SHALL ONLY APPLY TO THE EXTENT AGREED PURSUANT TO A LOAN SCHEDULE (AS HEREINAFTER DEFINED) AND IN SUCH CASES ONLY WITH RESPECT TO SUCH LOAN SCHEDULE AND TO THE EXTENT AGREED THEREUNDER. In furtherance of the foregoing, each of the Loan Parties and the Lender agree as follows:

1.	DEFINITIONS; INTERPRETATIVE PROVISIONS.

(a) Terms Defined in Loan Schedule. All capitalized terms used in this Master Agreement and not otherwise defined herein shall have the meanings assigned to them in the applicable Loan Schedule.

(b) Certain Defined Terms. As used in this Master Agreement, the following terms have the meanings specified below:

“ACA Account” means, with respect to each Borrower, one or both of (i) such Borrower’s Reserve Account, or (ii) such Borrower’s deposit account(s) maintained with NYDIG or an Affiliate thereof, or with such other financial institution as agreed in advance by the Lender and such Borrower (each such institution, an “Account Bank”), and designated pursuant to the applicable Loan Schedule (or otherwise as agreed in writing between such Borrower and the Lender) as the “ACA Account”.

“ACA Account Agreement” means any deposit account control agreement or similar agreement providing control (as defined in the UCC) over such ACA Account and the assets contained therein and entered into in connection with a Loan Schedule, by and among each applicable Borrower, Collateral Agent and Account Bank, with respect to such Borrower’s Reserve Account, and/or as applicable, any other ACA Account of the relevant Borrower(s).

“ACA Wallet” means, with respect to each Borrower, any wallet account or other account for Digital Assets in the name of such Borrower maintained with the Wallet Custodian, as securities intermediary, and governed by the terms and conditions of an ACA Wallet Agreement, or such other wallet or account for Digital Assets as may be agreed to by Collateral Agent and such Borrower in writing from time to time, which stores and houses all of the Bitcoin and other Digital Assets that constitute a portion of the Collateral including, without limitation, the wallet specified in Section 3(l)(ii).

“ACA Wallet Agreement” means any Digital Asset Account Control Agreement or similar control agreement entered into in connection with an applicable Loan Schedule, among a Borrower, Collateral Agent and Wallet Custodian.

“Acceptable Lien Waiver” is defined in Section 4(b)(vii).

“Acceptance Certificate” means any acceptance certificate entered into by each Borrower and the Lender, in substantially the form of Exhibit B to the form of Loan Schedule attached hereto as Exhibit A, or any other form approved by the Lender, in each case in connection with any Loan made pursuant to a Loan Schedule.

“Affiliate” means, as to any Person, each other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliate Sale Agreement” means any Equipment Purchase Agreement between one or more of the Borrowers and Greenidge Generation pursuant to which Greenidge Generation sells Equipment and other related assets and/or Collateral to the relevant Borrowers specified in such Equipment Purchase Agreement.

“AML Laws” means all laws, rules and regulations of any jurisdiction applicable to any Loan Party or any of its respective Subsidiaries or Affiliates relating to money laundering or terrorist financing, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, and the Beneficial Ownership Regulation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its respective Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Act (Canada).

“Applicable Rate” means, with respect to each Loan advanced pursuant to a Loan Schedule, (i) the interest rate set forth on such Loan Schedule in the “Summary of Payment Terms” and (ii) upon the occurrence and for so long as any Event of Default exists, the Applicable Rate specified in clause (i) shall be automatically increased by an additional five percent (5%) per annum (the “Applicable Default Rate”).

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee, and accepted by Servicer, in substantially the form of Exhibit B attached hereto, or any other assignment in a form approved by Servicer.

“Attorneys’ Fees” means and shall include any and all attorneys’ fees that are incurred by Collateral Agent or the Lender incident to, arising out of, or in any way in connection with Collateral Agent’s or the Lender’s interests in, or defense of, any action, claim, proceeding or Collateral Agent’s or the Lender’s enforcement of its rights and interests with respect to any Collateral or otherwise under any Loan, or any Loan Document, which shall include all attorneys’ fees incurred by Collateral Agent or the Lender (including, without limitation, all expenses of litigation or preparation therefor whether or not Collateral Agent or the Lender is a party thereto) whether or not a suit or action is commenced, and all costs in collection of sums due during any work out or with respect to settlement negotiations, or the cost to defend Collateral Agent or the Lender or to enforce any of its rights, including, without limitation, during any bankruptcy or other insolvency proceeding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means any of the Events of Default specified in clauses (vii), (ix) or (x) of Section 9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means Title 31 of the U.S. Code of Federal Regulations § 1010.230.

“Bitcoin” or “BTC” means the digital asset and payment system known as “Bitcoin”.

“Borrower” and “Borrowers” means the borrowers defined in the Preamble, together with any additional borrowers joined from time to time pursuant to Section 10(b)(ii).

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York are open for the conduct of their commercial banking business.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Equipment.

“Change in Control” means the occurrence of any of the following events or circumstances:

(i) the Parent shall cease to own, whether directly or indirectly at least one hundred percent (100%) of the outstanding voting Equity Interests of each Borrower;

(ii) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that for purposes of this clause (ii) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the voting Equity Interests of the Parent;

(iii) the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent; provided that (a) the Parent is not the surviving entity or (b) the surviving entity fails to join this Master Agreement as a Guarantor;

(iv) the merger or consolidation of any of the Borrowers with or into another Person or the sale of all or substantially all the assets of any of the Borrowers to another Person other than into another Borrower;

(v) the Continuing Directors cease to constitute at least a majority of the Parent’s board of directors; or

(vi) a “change of control” (or equivalent) occurs under the Note Purchase Documents or any other Material Indebtedness of the Parent or any Borrower.

“Code” means the Internal Revenue Code of 1986.

“Closing Date” is defined in the Preamble.

“Collateral” is defined in Section 5(a).

“Collateral Agent” is defined in the Preamble and includes any successor Collateral Agent.

“Commencement Date” means, with respect to any Loan or Loan Schedule, a date selected by the Lender which is designated as the “Commencement Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Continuing Director” means a director who either was a member of the board of directors of the Parent on the Closing Date or who becomes a member of the board of directors subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Parent is duly approved by a majority of the continuing directors on the board of directors at the time of such approval by such election or appointment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived by the Lender, become an Event of Default.

“Digital Asset” means a digital asset that is recorded on a decentralized distributed ledger, including, without limitation, Bitcoin.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by a Person (including any sale and leaseback transaction).

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Lender using any method of determination it deems appropriate in its sole and reasonable discretion. Any determination by the Lender pursuant to clause (b) above shall be conclusive absent manifest error.

“Dollars” and the sign “$” means the lawful currency of the United States of America.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means, collectively, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the U.S. Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the U.S. Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the U.S. Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq.; the U.S. Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the U.S. Clean Water Act, 33 U.S.C. § 1251 et seq.; the U.S. Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the U.S. Clean Air Act, 42 U.S.C. § 7401 et seq.; or other applicable federal, state, provincial or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to hazardous materials disposal, generation, production, treatment, transportation, or storage or the protection of human health and the environment.

“Equipment” means equipment that is financed with the proceeds of a Loan or equipment that is listed on a Loan Schedule (irrespective of whether such listed equipment is financed with the proceeds of a Loan or is described with any particularity on a Loan Schedule), and such equipment includes all other goods and personal property related to such equipment, including, without limitation, any related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, and all proceeds thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Excluded Assets” means the following assets and property of any Loan Party (i) any of such Loan Party’s right, title or interest in any license, contract or agreement to which such Loan Party is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement result in the termination, a material breach of the terms of, or constitute a material default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable Law (including the applicable Debtor Relief Laws) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Loan Party shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Loan Party in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, provided that such security interest or lien would not itself result in the termination, material breach of the terms of a material default under such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the UCC or other applicable provisions of the UCC (or equivalent) of any relevant jurisdiction or any other applicable Law (including the applicable Debtor Relief Laws) or principles of equity), (ii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral and (iii) such other assets and property as to which Collateral Agent(in its sole discretion) determines that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefits afforded to the Secured Parties by the security to be afforded thereby; provided however, that (x) the exclusions described in clauses (i) through (iii) above shall in no way be construed as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interest in and Liens upon any rights or interest of the Borrower in or to the proceeds of, or any monies due or to become due under, any such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts or other assets and (y) immediately upon the effectiveness, lapse termination or waiver of any such restriction, provision or agreement, references to the Collateral shall include and the Loan Parties shall be deemed to have granted a security interest with respect to such leases, contracts, agreements, licenses, permits, equipment, Equity Interests, accounts and other assets as if such provision or restriction or agreement had never been in effect.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) the Lender acquires such interest in the Loan, or (B) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3(i), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in such Loan or to the Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s failure to comply with Section 3(i)(v), and (iv) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Master Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Officer” means with respect to any Loan Party, the chief financial officer, principal accounting officer, treasurer or controller of such Loan Party or as the context may require, of the sole member of such Loan Party.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Forked Assets” means digital assets generated in connection with any Hard Fork occurring after the Closing Date.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S. or Canada, as applicable, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Greenidge Generation” means Greenidge Generation LLC, a New York limited liability company.

“Guaranteed Obligations” is defined in Section 10(l)(i).

“Guarantor” means each of the Parent and each other Person who becomes a party hereto as a Loan Party or who from time to time guarantees the payment or performance of all or part of the Obligations. For the avoidance of doubt, the Guarantor of the Specified Loan Schedules shall be the Parent.

“Guaranty Agreement” means (i) the guarantee set forth in Section 10 of this Master Agreement or, as the context may require, (ii) any other guarantee agreement entered into from time to time and approved by the Lender and Collateral Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hard Fork” means a substantial software modification to the public transaction ledger of the peer-to-peer Bitcoin computer network (the “Blockchain”) which results in two or more competing Blockchain implementations, one running the pre-modification software program and the other running the modified version (i.e., a second Bitcoin network or other event that results in the creation of a new coin of digital currency).

“Hazardous Materials” means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, Environmental Laws.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of credit of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. For the avoidance of doubt, the Indebtedness of any Person shall include any recourse Indebtedness in any partnership or joint venture in which such person is the general partner.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in the foregoing subclause (i), Other Taxes.

“Industrial Designs” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to registered industrial designs and industrial design applications.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Industrial Designs, software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) an acquisition with respect to another Person or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Item” means any specific item of Equipment.

“Lender” is defined in the Preamble and includes any other Person that shall have become a party hereto as the Lender pursuant to an Assignment and Assumption or other assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or such other assignment.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any loan advanced by the Lender under a Loan Schedule, including, any advance by the Lender of any portion of the Loan Amount under any such Loan Schedule and “Loans” means one or more such loans.

“Loan Amount” means the aggregate amount of any Loan made pursuant to a Loan Schedule, which is designated as the “Loan Amount” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Loan Documents” means, collectively, this Master Agreement, each Guaranty Agreement (if any), each Affiliate Sale Agreement, each Loan Schedule, each ACA Account Agreement (if any), each certification delivered by any Loan Party in connection with this Master Agreement, each No Interest Letter, if applicable, each ACA Wallet Agreement, if applicable, and each other agreement, instrument, document and certificate executed and delivered by any Loan Party to, or in favor of, Collateral Agent or the Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter agreement, and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with this Master Agreement or the transactions contemplated hereby. Any reference in this Master Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Master Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers, the Parent and each other person that becomes a Guarantor from time to time, provided no other person shall be required to be a Guarantor with respect to the Specified Loan Schedules, and “Loan Party” means any of them.

“Loan Schedule” means each schedule entered into by the applicable Borrowers, the Lender and Collateral Agent with respect to any Loan that incorporates the provisions of this Master Agreement, in each case in substantially the form of Exhibit A attached hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of any Loan Party, (ii) the ability of any Loan Party to perform any of its Obligations, (iii) a material portion of the Collateral, or the Lender’s (or Collateral Agent’s) Liens on the Collateral or the priority of such Liens on the Collateral, in each case whether in the aggregate or with respect to any particular Loan Schedule, (iv) the rights of or benefits available to the Lender under any of the Loan Documents whether in the aggregate or with respect to any particular Loan Schedule (including, without limitation, the ability of the Lender to enforce on the Collateral) or (v) any deterioration in any national or international situation (whether monetary, financial, economic, environmental or political) which would materially and adversely affect any of the Loan Parties or the transactions contemplated by the Loan Documents, including, without limitation, (x) any material disruption of the Bitcoin network and/or the marketplaces where Bitcoin is exchanged for Dollars or (y) any material adverse change in the domestic or international financial, banking, capital or syndication markets or the availability or access thereto.

“Maturity Date” is, with respect to any Loan, the “Maturity Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Maximum Rate” is defined in Section 3(h).

“Mined Cryptocurrency” means all Digital Assets produced by or derived from the Equipment, howsoever such process is structured or described, including Digital Assets mined, merge-mined, earned, harvested, created, manufactured, awarded, rewarded, received, airdropped, purchased, paid out or otherwise generated in connection with the Equipment, including without limitation, any Digital Assets arising due to a Hard Fork, airdrop or otherwise derived from the Equipment or converted from Digital Assets derived from the Equipment. Mined Cryptocurrency includes any Digital Asset network fee amounts greater than zero that are produced by or derived from the Equipment, howsoever such fees are structured or described, including transaction fees, channel fees, validator reward fees, staking reward fees, node operator reward fees or other Digital Asset network participant fees. For purposes of Section 5 of this Master Agreement, the term Mined Cryptocurrency shall be deemed to include Forked Assets produced by or derived from the Equipment, which will be considered proceeds of the original Mined Cryptocurrency that was derived from the Equipment for which they share a common public address.

“Net Proceeds” means (i) in the case of a Disposition by Collateral Agent or the Lender of any Collateral in connection with the enforcement of Collateral Agent’s or the Lender’s rights hereunder, the after-tax amount received by Collateral Agent or the Lender in immediately-available funds not subject to recapture, rebate or divestiture from the purchaser of such Collateral, (ii) in the case of a purchase of the Collateral which the Lender finances or in the case of a Disposition pursuant to a true lease (any such leases or finance agreements being referred to hereinafter as a “Replacement Agreement”), an amount equal to the sum of all non-cancellable periodic payments and any purchase election, purchase requirement or balloon payment set forth in the Replacement Agreement, discounted to present value at the implicit rate of interest of the Replacement Agreement as determined by the Lender or (iii) in the case of a Casualty Event, the cash proceeds received in respect of such event including (a) any cash received in respect of any non-cash proceeds, but only as and when received, (b) insurance proceeds and (c) condemnation awards and similar payments.

“No Interest Letter” means each letter agreement executed by the Supplier of Equipment, as set forth on the applicable Loan Schedule, in favor of the Lender and Collateral Agent , pursuant to which the Supplier agrees to the collateral assignment of the rights and remedies of the applicable purchaser of such Equipment to the Lender, disclaims any interest, lien, or other rights in the Equipment and related Collateral and recognizes the Lender as an intended third party beneficiary of the related Supplier Contract for such Equipment, in each case in form and substance satisfactory to the Lender.

“Note Purchase Documents” means that certain Indenture dated as of October 13, 2021 and entered into by, among others, the Parent, as company and Wilmington Savings Fund Society, FSB, as trustee, together with all notes and other documents, supplemental indentures and other instruments issued thereunder or related thereto, in each case as the same has been amended, restated, supplemented or otherwise modified from time to time.

“NYDIG Agreements” means, collectively (but exclusive of the Loan Documents), any agreement, instrument, loan, lease, promissory note, letter of credit, guaranty or other obligation of any kind on the part of any Loan Party in favor of NYDIG or any of its Affiliates, including, without limitation, any such agreement (other than the Loan Documents) governing any of the obligations of the Loan Parties set forth on Schedule 7(k) attached hereto.

“Obligations” means each and every Indebtedness, liability and obligation arising under the Loan Documents, including, without limitation, obligations of performance, of every type and description any Loan Party may now or at any time hereafter owe to Collateral Agent, the Lender and any of their respective Affiliates whether under this Master Agreement, any Loan Schedule, any other Loan Document or under any NYDIG Agreement including any Guaranteed Obligations of any Guarantor set forth in Section 10, regardless of how such Obligation arises or by what agreement or instrument it may be evidenced, whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, joint and several, and all costs and expenses incurred by Collateral Agent or the Lender to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest, including but not limited to all Attorney’s Fees and expenses of Collateral Agent and the Lender to enforce any Obligations whether or not by litigation. If at any time NYDIG (or an Affiliate of NYDIG) is no longer a Lender hereunder for any Loans under this Master Agreement, the Obligations shall not be deemed to include any liability or obligation of any Loan Party to NYDIG (or any of NYDIG’s Affiliates) arising from or related to any NYDIG Agreement.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in the Loan or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payment Date” means each date on which the Borrowers shall pay to the Lender regularly scheduled payments of principal and/or accrued (and outstanding) interest owing on the Loans with respect thereto, which date, except as otherwise provided in the applicable Loan Schedule shall be the twenty-fifth (25th) calendar day of each month. If any Payment Date falls on a date that is not a Business Day, the Payment Date shall be deemed to be the immediately preceding Business Day.

“Payments” is defined in Section 3(c).

“Parent” has the meaning given to such term in the introductory paragraph to this Master Agreement.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Permitted Encumbrances” means:

(i) the Liens and security interests created by the Loan Documents;

(ii) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6(h);

(iii) Liens imposed by law arising in the ordinary course of business, such as carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s and comparable liens, if the obligations secured by such liens are not overdue by more than thirty (30) calendar days or are being contested in good faith by appropriate proceedings and for which the applicable Loan Parties have set aside on its books adequate reserves in accordance with GAAP;

(iv) judgment Liens in respect of judgments that would not constitute an Event of Default hereunder; and

(v) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

provided that, none of which items (i) through (v), individually or in the aggregate, materially interferes with the value, current use or operation of any Equipment or the security intended to be provided by the Loan Documents or with the current ability of the Equipment to generate net cash flow sufficient to service the Loans or the Borrowers’ ability to pay and perform the Obligations under the Loan Documents when they become due;

provided further that, Permitted Encumbrances shall not include any Liens for which the Lender has requested, as permitted under this Master Agreement, a waiver, collateral access agreement or No Interest Letter (whether as a condition precedent or otherwise, but shall include any Liens pursuant to a waiver, access agreement or No Interest Letter accepted by the Lender).

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) Indebtedness arising from the honoring by any bank or other financial institution or securities intermediaries of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its incurrence; and

(iii) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are unsecured and not aged more than 90 calendar days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by the Borrowers’ independent accountants shall have been reserved.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Replacement Agreement” is defined in the definition of “Net Proceeds”.

“Replacement Cost” means (i) as of the Closing Date, $50,000,000 and (ii) on and after June 1, 2022, the Borrowers shall use commercial best efforts to obtain insurance coverage in an amount equal to the outstanding Loan Amount under this Master Agreement at any such time.

“Required Lenders” is defined in Section 12(b).

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (ii) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Account” means, with respect to each Borrower, any deposit account maintained with Account Bank and designated pursuant to the applicable Loan Schedule (or otherwise as agreed in writing between the Borrower Representative and the Lender) as the “Reserve Account”.

“Reserve Funds” is defined in Section 7(k).

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (ii) any Person operating, organized or resident in a region or country subject to Sanctions, (iii) any Person owned or controlled by any such Person or Persons described in the foregoing subclauses (i) or (ii), or (iv) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the Canadian government, including those administered under the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Export and Import Permits Act (Canada), or (iii) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, or (iv) other Governmental Authority administering Sanctions applicable to the Loan Parties or that the Lender notifies the Loan Parties of in writing from time to time.

“Secured Parties” means (i) the Lender (ii) Collateral Agent , (iii) Servicer, (iv) each counterparty to a Loan Schedule with a Loan Party the obligations under which constitute Obligations and (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Servicer” is defined in the Preamble and includes any successor loan servicer appointed by the Lender.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Collateral” shall have the meaning set forth in the applicable Loan Schedule.

“Specified Collateral Sharing Event” has the meaning set forth in Section 3(e)(ii)(2).

“Specified Loan Schedules” means the first eight (8) Loan Schedules entered into by, among others, the Borrowers, the Parent and the Lender on or about the date hereof.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent and/or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, references to Subsidiaries in this Master Agreement shall be references to Subsidiaries of the Loan Parties.

“Supplier” means, if applicable to the Equipment financed by any Loan, each Person that is obliged to supply and/or deliver the Equipment pursuant to a contract with any Loan Party or NYDIG or a NYDIG Affiliate, in each case as specified in the Loan Schedule.

“Supplier Contract” means, if applicable to the Equipment financed by any Loan, the “Supplier Contract” specified in the Loan Schedule with respect to such Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means, with respect to each Loan, the period commencing on the applicable Commencement Date for such Loan Schedule and continuing until all of the Obligations with respect to such Loan Schedule and related Loans have been permanently and irrevocably satisfied and paid in full in cash in immediately available funds and all commitments with respect thereto have been terminated.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York (the “New York UCC”) and, as the context may require, the Uniform Commercial Code (or similar or equivalent legislation) of any other applicable jurisdiction the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Lender’s Lien on any Collateral.

“Upfront Fee” has the meaning set forth in Section 3(k).

“U.S.” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Wallet Custodian” means NYDIG Trust Company LLC or such other Persons as the Lender may designate from time to time.

(c) UCC and Collateral Specific Defined Terms.

(i) The following terms shall have the meaning given to such terms in the UCC: “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “equipment”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Money”, “Security”, and “Supporting Obligations”.

(ii) [Reserved]

(d) Interpretative Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “fees” and “expenses” shall be construed as referring to any fee, expense or charge provided for under this Master Agreement, including, where applicable, Attorneys’ Fees. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Master Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Master Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Digital Assets, accounts and contract rights. As this Master Agreement and each Loan Document has been drafted by the Lender’s counsel as a convenience to the parties and the Loan Parties have had the opportunity to review it with counsel of the Loan Parties’ choice, neither this Master Agreement nor any other Loan Document shall be construed against any party by reason of draftsmanship. Each of the Parties hereto acknowledge that the laws and requirements with respect to Digital Assets are subject to change and are evolving as the marketplace continues to evolve, the Parties agree that no Party hereto shall claim that (i) the transactions contemplated hereby violate public policy or raise illegality as a defense to contractual claims arising out of the Loan Documents, (ii) the transactions contemplated hereby are subject to the jurisdiction of the SEC or the CFTC or the securities and commodities laws and regulations of the U.S. and are offered in violation thereof, or (ii) the making of Loans and other extensions of credit hereunder shall be for the purposes of marketing, selling or promoting any securities.

(e) Dollar Equivalents. Except for purposes of financial statements delivered by the Parent hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

2. GENERAL TERMS. THIS MASTER AGREEMENT CONTAINS THE TERMS AND CONDITIONS UPON WHICH THE LENDER WILL PROVIDE LOANS TO THE BORROWERS TO ENABLE THE BORROWERS (OR AFFILIATES ACTING ON THEIR BEHALF) TO PURCHASE, FINANCE OR REFINANCE ITEMS OF EQUIPMENT AND OTHER GOODS, PERSONAL PROPERTY, SERVICES AND FOR SUCH OTHER USES AS ARE EXPRESSLY SPECIFIED IN EACH LOAN SCHEDULE THAT MAY BE ENTERED INTO BY THE LENDER AND ANY LOAN PARTY FROM TIME TO TIME. EACH LOAN SCHEDULE SHALL INCORPORATE THE PROVISIONS OF THIS MASTER AGREEMENT BY REFERENCE AND EACH LOAN

SCHEDULE SHALL CONSTITUTE A SEPARATE AGREEMENT. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THIS MASTER AGREEMENT IS NOT A COMMITMENT TO ADVANCE ANY PARTICULAR LOAN. THE LENDER SHALL HAVE NO OBLIGATION TO ENTER INTO ANY PARTICULAR LOAN SCHEDULE, FINANCE ANY EQUIPMENT, ADVANCE ANY LOAN, OR OTHERWISE ENTER INTO ANY PARTICULAR TRANSACTION WITH ANY LOAN PARTY UNLESS THE TERMS OF SUCH LOAN AND/OR TRANSACTION ARE EXPRESSLY AGREED BY THE LENDER AND THE APPLICABLE LOAN PARTIES IN A LOAN SCHEDULE. EACH LOAN SCHEDULE SHALL CONSTITUTE A COMMITMENT FOR THE LENDER TO MAKE MULTIPLE FUNDINGS THEREUNDER UP TO THE MAXIMUM STATED THEREIN; PROVIDED AS TO ANY PARTICULAR LOAN SCHEDULE, IT IS AGREED AND UNDERSTOOD, THAT THE LENDER SHALL NOT HAVE ANY OBLIGATION TO MAKE LOANS FOR ANY EQUIPMENT THEREUNDER UNLESS AND UNTIL ALL OF THE CONDITIONS PRECEDENT TO SUCH FUNDING ARE COMPLETED TO THE SATISFACTION OF THE LENDER IN ITS SOLE AND ABSOLUTE DISCRETION.

3. LOANS; DELIVERY AND ACCEPTANCE OF EQUIPMENT; TERM AND PAYMENTS; ETC.

(a) Loans. Subject to the satisfaction of the terms and conditions set forth herein, the Lender shall make Loans pursuant to Schedule 1 of each applicable Loan Schedule to one or more Borrowers from time to time. Each such Loan shall be evidenced by a separate Loan Schedule, which Loan Schedule shall only be valid upon execution by the Lender and countersignature by the applicable Loan Parties on the Commencement Date and the satisfaction, in the sole and absolute discretion of the Lender of each of the relevant conditions precedent described herein and in such Loan Schedule. As of the date of this Master Agreement, the Lender and the Borrowers have entered into the Specified Loan Schedules described on Schedule 3(a) and upon the satisfaction of each of the conditions precedent set forth herein as determined by the Lender in its sole discretion, the Loans described on each such Specified Loan Schedule shall be advanced to the applicable Borrowers. Amounts repaid in respect of any Loan may not be reborrowed, except as otherwise agreed to by the Lender in writing it being understood that irrespective of which Loan Party receives the proceeds of the Loans or Equipment purchased with respect thereto, the Borrowers and the other Loan Parties shall be jointly and severally liable for the Obligations.

(b) Delivery. The Borrowers will cause the Equipment purchased, financed or refinanced with the proceeds of each Loan to be delivered and installed at the location specified in the applicable Loan Schedule (or, upon the election of the Borrower Representative, such other location determined by the Borrower), provided however, in each case that such location complies with Section 5(e) of this Master Agreement. Notwithstanding the actual date of delivery or installation, the Equipment shall be deemed to have been accepted by the Borrowers for all purposes under the Loan Schedule upon the Commencement Date. Each Loan Party acknowledges and agrees that certain obligations of the Loan Parties hereunder, including but not limited to, providing insurance under Section 7(h), may commence and may be binding on the Loan Parties whether or not the Equipment is accepted, delivered or installed. Notwithstanding the foregoing, each Loan Party agrees that, upon executing (or having the Borrower’s Representative execute on their behalf) a Loan Schedule, the Loan Parties’ Obligations under such Loan Schedule are absolute and unconditional and in the nature of a promissory note. The Loan Parties are responsible for all shipping, installation, site preparation, testing and other expenses incident to delivery of the Equipment, and the Lender will not finance such costs unless such costs are paid with the proceeds of the Loan advanced in connection with such Loan Schedule. Each Loan Schedule shall only be valid when accepted in writing by the Lender. Each Loan Party hereby authorizes the Lender to amend and modify the “Description of Equipment” set forth on Exhibit A to each Loan Schedule to accurately identify the Equipment actually delivered.

(c) Interest; Payment. Interest shall accrue on any outstanding principal balance of each Loan at the Applicable Rate for such Loan and shall be computed on the basis of a year of 360 calendar days, and shall be payable for the number of calendar days elapsed. Commencing on the first (1st) Payment Date (or, if an Interest-Only Period applies to such Loan, the first Payment Date after the end of the relevant Interest-Only Period for such Loan as set forth on the related Loan Schedule as supplemented or modified from time to time) and continuing on each Payment Date thereafter, the Loan Parties shall pay to the Lender the outstanding principal amount of each Loan, together with accrued interest thereon at the Applicable Rate, in equal monthly installments each in an amount which will fully amortize such principal of each Loan together with interest thereon at the Applicable Rate over the period from the date the Lender advances such Loan to the applicable Maturity Date as set forth in the related Loan Schedule (any such payments, together with any other payments so designated herein or elsewhere in the applicable Loan Schedule, the “Payments”). The actual amount of each Payment and the dates upon which the same is due will be set forth in the applicable Loan Schedule. To the extent that the description of the Payments set forth above differs from the terms of payment set forth on the applicable Loan Schedule, the terms of such Loan Schedule (as supplemented and modified from time to time) shall govern and control. The outstanding principal amount of each Loan (together with all then unpaid interest accruing thereon) and all other Obligations under the applicable Loan Schedule for such Loan and under the other Loan Documents related thereto) shall be due and payable on the applicable Maturity Date if not paid earlier in accordance with the terms hereof and the other Loan Documents (including the applicable Loan Schedule as supplemented and modified from time to time). Payments by the Loan Parties to the Lender under each Loan Schedule shall be in legal U.S. tender in immediately available funds. The obligations of the Loan Parties to pay all Payments is absolute and unconditional under any and all circumstances (including, without limitation, any malfunction, defect, failure in delivery or any inability to use any Item of Equipment) and shall be paid and performed by the Loan Parties without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including, without limitation, any past, present or future claims that any Loan Party may have against the Lender, any Supplier or any other Person whatsoever. To the fullest extent permissible under any Requirements of Law, each of the Loan Parties waives demand, diligence, presentment, protest, notice of dishonor, notice of nonpayment and notices and rights of every kind. Payments shall be due on the applicable Payment Date irrespective of whether any Loan Party receives an invoice therefor.

(d) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default or at the election of the Lender, upon the occurrence and during the continuance of any other Default, (A) all outstanding Loans and other Obligations shall bear interest at the Applicable Default Rate and (B) all accrued and unpaid interest shall be due and payable in cash on demand of the Lender. Interest shall continue to accrue on the Obligations at the Applicable Default Rate after the filing by or against any of the Loan Parties of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(e) Prepayments.

(i) Voluntary Prepayments. No Loan Schedule may be canceled or terminated by any Loan Party for any reason whatsoever. No Loan Party shall prepay or prepay any portion of the outstanding principal balance of any Loan in whole or in part prior to the Maturity Date therefor except that the Loan Parties may prepay all of the principal of all Loans then outstanding in whole, but not in part, together with all interest thereon and all fees and other Obligations of Loan Parties hereunder or under any Loan Schedule or other Loan Documents, in each case, which have accrued or which would have accrued up to and including the applicable Maturity Date, and solely to the extent concurrent with the termination of this Master Agreement, so long as the Borrower Representative gives the Lender at least twenty ten (10) calendar days’ prior written notice of the applicable Loan Parties’ intention to irrevocably and permanently prepay all Loans and other Obligations in cash in full and terminate this Master Agreement, which notice shall be irrevocable.

(ii) Mandatory Prepayments; Proceeds on Specified Collateral.

(1) In the event and on each occasion that any Net Proceeds in excess of $1,000,000 are received by or on behalf of any Loan Party in respect of any Casualty Event, the Borrower Representative shall pay (or direct the Loan Parties to pay), within five (5) Business Days after such Net Proceeds are so received, prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of such Net Proceeds; provided that, so long as no Event or Default then exists, then by not later than the fifth (5) day after such receipt thereof, the Borrowers may elect to deposit such proceeds into an ACA Account subject to a ACA Account Agreement for the benefit of the Lender and deliver to the Lender a certificate of a Financial Officer of the Borrower Representative (a “Reinvestment Certificate”) (x) notifying the Lender that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within one hundred twenty (120) calendar days after receipt of such Net Proceeds, to acquire (or replace or rebuild) the applicable Item(s) of Equipment subject to such Casualty Event (“Replacement Equipment”), and (y) certifying that no Event of Default has occurred and is continuing and upon delivery of such Reinvestment Certificate until the earliest of (A) the one hundred twentieth (120th) day after receipt of such Net Proceed, (B) the date on which an Event of Default occurs or (C) the date on which the Loan Parties elect not to acquire, replace or rebuild the applicable Item(s) of Equipment (the earliest date, the “Reinvestment Period End Date”), the Loan Parties shall have the right to reinvest such Net Proceeds in Replacement Equipment and no prepayment with such Net Proceeds shall be required until the earliest of the Reinvestment Period End Date. It being understood that if any such Net Proceeds that have not been so applied by the end of such period, a prepayment of the remaining Net Proceeds shall be required at such time;

provided further, that non-withstanding the threshold set forth in the first sentence of this section (1) above, if the Net Proceeds of any such Casualty Event are greater than twenty-five percent (25%) of the then outstanding principal amount of all Loans (an “Increased Prepayment Event”), then the Loan Parties shall not have the option to reinvest such Net Proceeds in Replacement Equipment and must instead immediately pay in full to the Lender the outstanding principal balance of all Loans and all other Obligations not later than the fifth (5) day after receipt of such Net Proceeds.

(2) Each payment received as a mandatory prepayment pursuant to Section 3(e)(ii)(1) in respect of a Casualty Event of Specified Collateral, shall be applied as follows: (i) first to any fees, expenses and indemnified amounts then owed to Collateral Agent , (ii) second, to any fees then owed to the Specified Lender whose Specified Collateral was subject to the applicable Casualty Event pursuant to the applicable Loan Schedule, (iii) third, to accrued and outstanding interest with respect to the principal balance of the Specified Loan whose Specified Collateral was subject to the applicable Casualty Event pursuant to the applicable Loan Schedule, (iv) fourth, to the outstanding principal balance of the Specified Loan whose Specified Collateral was subject to the applicable Casualty Event, applied to remaining obligations on such Loan in the manner determined by the Specified Lender in its sole discretion and (v) fifth, to any expenses or indemnified amounts then owed to the Specified Lender whose Specified Collateral was subject to the applicable Casualty Event pursuant to the Loan Documents, whether as a result of the occurrence of an Event of Default, or otherwise. Any excess proceeds of a mandatory prepayment under this Section 3(e)(ii), after application pursuant to the immediately preceding sentence, shall be returned to the Borrowers unless an Event of Default has occurred and is continuing, in which case such excess proceeds shall then be applied as set forth in Section 3(f) hereof (any such application of excess proceeds, together with any application of proceeds of a Casualty Event of non-Specified Collateral, application of excess proceeds pursuant to Section 3(e)(ii)(3) and any application of excess proceed pursuant to Section 3(e)(iii), in each case applied pursuant to 3(f) being hereinafter referred to as a “Specified Collateral Sharing Event”).

(3) Except in the event of a Casualty Event subject to Section 3(e)(ii)(1) and (2) above, each Payment received as a result of the application of Net Proceeds received in respect of Specified Collateral under Section 9(b) or otherwise shall be applied as follows: (i) first to any fees, expenses and indemnified amounts then owed to Collateral Agent , (ii) second, to any fees then owed to the Specified Lender pursuant to the applicable Loan Schedule, (iii) third, to accrued and outstanding interest with respect to the principal balance of the Specified Loan pursuant to the applicable Loan Schedule, (iv) fourth, to the outstanding principal balance of the Specified Loan, applied to remaining obligations on such Loan in a manner determined at the sole discretion of the Specified Lender and (v) fifth, to any expenses or indemnified amounts then owed to the Specified Lender pursuant to the Loan Documents, whether as a result of the occurrence of an Event of Default, or otherwise. Any excess proceeds of Specified Collateral, after application pursuant to the immediately preceding sentence, shall be applied as set forth in Section 3(f) hereof.

(f) Application of Payments. Except (x) as otherwise provided in the immediately succeeding sentence or (y) with respect to any mandatory prepayment amounts under Section 3(e)(ii) not subject to a Specified Collateral Sharing Event, which shall be applied as set forth therein, payments by the Loan Parties in respect of the Obligations hereunder shall be applied (i) first, to any fees and expenses or indemnified amounts then owed to Collateral Agent pursuant to the Loan Documents, including, without limitation, any outstanding Attorneys’ Fees, or any other fee or charge provided for under this Master Agreement, whether as a result of the occurrence of an Event of Default, or otherwise, (ii) second, to any fees then owed to each then existing Lender pursuant to the Loan Documents, including, without limitation, any fee or charge provided for under this Master Agreement, whether as a result of the occurrence of an Event of Default, or otherwise (in each case, on a pro-rata basis to each Lender based on the fee amounts then owed to each such Lender), (iii) third, to accrued and outstanding interest with respect to the principal balance of the Loans, irrespective of which Loan such accrued interest relates to (in each case, on a pro-rata basis to each Lender based on the interest then owed to each such Lender), (iv) fourth, to the outstanding principal balance of the Loans, which allocation of payments with respect to principal shall be applied pro-rata to each then existing Loan based on the principal then owed to each such Lender, and applied to remaining obligations on each such Loan in a manner determined at the sole discretion of Lender for such Loan, and (v) fifth, to any expenses or indemnified amounts then owed to the Lender pursuant to the Loan Documents, whether as a result of the occurrence of an Event of Default, or otherwise (and on a pro-rata basis to each Lender based on the expenses and indemnified amounts then owed to each such Lender). Each Loan Party acknowledges and agrees that, notwithstanding the foregoing, if at any time NYDIG transfers, assigns or sells any participation in its right to receive Payments hereunder, or under any Loan Schedule, such that more than one Person has any interest or right to any payments from the Loan Parties, NYDIG and such Person(s) may, among themselves, agree to the specific allocation of Payments made by the Loan Parties; provided that in the absence of any such agreement, any payments made by the Loan Parties in respect of fees, expenses, principal and accrued interest shall be apportioned ratably as set forth in the immediately preceding sentence.

(g) Insufficiency of Funds. If the funds on deposit in each ACA Account are insufficient to pay any amounts otherwise due and payable on a Payment Date or otherwise, the Loan Parties nevertheless remain jointly and severally responsible for, and shall pay when due, all Loans and other amounts and Obligations from time to time due and payable under this Master Agreement and the other Loan Documents in accordance with the terms of this Master Agreement and the other Loan Documents, together with interest accrued as set forth in Section 3(c) from the date when due until paid hereunder.

(h) Interest Rate Limitation. Each of the Loan Parties and the Lender and each of the other persons from time to time holding part of the Obligations intend this Master Agreement and each other Loan Document to comply in all respects with all provisions of applicable law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, the Loan Parties are required to pay, or have paid, interest at a rate in excess of the highest rate of interest which may be charged by the Lender or which the Loan Parties may legally contract to pay under applicable law (the “Maximum Rate”), then the interest rate applicable to such affected Loans and related Obligations shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder and under the applicable Loan Schedule shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been payments in reduction of the outstanding principal of the Loans and applied as partial prepayments.

(i) Withholding of Taxes; Gross-Up.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3(i)), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for, Other Taxes.

(iii) Evidence of Payment. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 3(i), such Loan Party (or the Borrower Representative on their behalf) shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(iv) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender, within ten (10) calendar days after demand therefor together with reasonable supporting information, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Lender shall be conclusive absent manifest error.

(v) Status of Foreign Lenders. (i) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Master Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) an affidavit certifying that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate substantially in the form of Exhibit 1 or Exhibit 2, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit 3 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Master Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Master Agreement.

Each Foreign Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(vi) Survival. Each party’s obligations under this Section 3(i)(vi) shall survive the resignation or replacement of the Servicer or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Purchase Agreement. If the Lender shall enter into a purchase agreement, purchase order or other arrangement with a Supplier of any of the Equipment, the Lender shall be deemed to assign the Lender’s right (and its obligations, if any) to purchase such Equipment to the applicable Borrowers on the Commencement Date for such Equipment. So long as no Event of Default shall have occurred and be continuing, the Lender shall automatically be deemed to assign to the applicable Borrowers all warranties, if any, in the purchase and other agreements with respect to the Equipment. Prior to such Commencement Date, the Lender will retain (without interference from the Loan Parties) the right to purchase any or all Equipment in the event (i) any Loan Party attempts to cancel or terminate the Loan Schedule for such Equipment, or (ii) if an Event of Default occurs and is continuing. Each Loan Party acknowledges and agrees that, irrespective of whether the applicable Supplier has entered into an agreement with a Loan Party or the Lender, the amount financed by the Lender may or may not reflect any discount or other arrangement between the Lender and such Supplier and any such variation in the cost of such Equipment shall not affect the Payments owed by the Borrowers to the Lender set forth in such Loan Schedule. Nothing herein shall imply that the Lender sells or provides any Equipment to any Loan Party or is otherwise a supplier or vendor thereof or in the stream of commerce for any Equipment. Each Loan Party acknowledges that the Commencement Date may not be the actual date the Lender advances a Loan to or for the account of the applicable Borrowers. Nothing herein shall imply, and no Loan Party shall assert, that the Lender is a “merchant” with respect to the Equipment.

(k) Reserve Account. Beginning on any applicable Commencement Date for a Loan Schedule which indicates a Reserve Account requirement applies and thereafter, each Borrower shall at all times maintain a Reserve Account with Account Bank with an amount on deposit therein (or, if specified on such Loan Schedule, otherwise on deposit in an ACA Wallet in the form of Mined Cryptocurrency or other Digital Assets based on the prevailing market rate therefor, as determined by Collateral Agent in its reasonable discretion) not less than the minimum amount required to be on deposit in such Reserve Account pursuant to such Loan Schedule (such minimum amount required to be on deposit in the Reserve Account, the “Reserve Funds”) and such Reserve Account shall be subject to the terms of the applicable ACA Account Agreement in favor of Collateral Agent, for the benefit of the Lender. For the avoidance of doubt, no Reserve Account shall be required for the Specified Loan Schedules.

(l) Mined Cryptocurrency. To the extent this Section 3(l) is indicated to apply with respect to any Loan Schedule:

(i) Each Borrower shall (both before and after an Event of Default, subject only to Collateral Agent’s ability to designate an alternative account or wallet for Digital Assets) immediately deposit or cause to be deposited all of such Borrower’s Mined Cryptocurrency and any other Digital Asset of such Borrower into the applicable ACA Wallet.

(ii) Notwithstanding the immediately preceding clause 3(l)(i) above but at all times subject to Sections 3(l)(iii) and 8(b) below, unless and until an Event of Default has occurred continuing, each of the Borrowers may sell, trade and otherwise dispose of any of their Mined Cryptocurrency from the Equipment in the ordinary course (including for the avoidance of doubt, that the Borrowers may sweep Mined Currency on a daily basis into an account with Coinbase, Inc. to be converted into Dollars in the Parent’s account); provided that any proceeds of such sale, trade or other disposition in the form of Digital Assets of the Borrowers retained by the Borrowers shall be Collateral and upon receipt shall be deposited in the ACA Wallet of the applicable Borrower(s), (or in such other accounts or wallets as Collateral Agent may consent to from time to time in its sole and absolute discretion).

(iii) At any time an Event of Default has occurred and continuing, all rights of the Loan Parties pursuant to Subsection 3(l)(ii) will immediately and automatically cease without any requirement for any notice from the Lender or Collateral Agent, and no Loan Party may (or permit any of its Subsidiaries to) Dispose of any of the Borrowers’ Mined Cryptocurrency (or any other Digital Asset of the Borrowers) without Collateral Agent’s written consent, which consent may be withheld in Collateral Agent’s sole and absolute discretion and during such time, all such Mined Cryptocurrency and such Digital Assets shall be swept in the Borrowers’ ACA Wallet held by Collateral Agent or with one of its Affiliates as directed by Collateral Agent in its sole discretion.

(iv) Unless agreed otherwise with the Lender, the Equipment shall only be used to mine Bitcoin and Digital Assets for the account of the Borrowers and, except as permitted in Sections 3(l)(ii) or 8(b) or otherwise permitted in any Loan Document or agreed by the Lender, if any Mined Cryptocurrency from the Equipment or other Digital Asset of the Borrowers is not deposited into the applicable Borrower’s ACA Wallet for any reason, Loan Parties shall (and shall cause their Subsidiaries to) segregate and hold in trust on as an asset of the Borrowers held on behalf of Collateral Agent, such Mined Cryptocurrency or other Digital Asset of the Borrowers and shall deliver it to Collateral Agent as soon as possible.

(v) Except as permitted pursuant to Section 3(l)(ii) above or otherwise in the Loan Documents, all of the Borrowers’ Digital Assets and Mined Cryptocurrency, shall at all times be kept stored in the applicable ACA Wallet(s) subject to the ACA Control Agreements for the benefit of Collateral Agent(or in such other accounts or wallets as Collateral Agent may consent to from time to time, which consent may be withheld in Collateral Agent’s sole and absolute discretion).

(m) Upfront Fee; Other Fees. On each Commencement Date, the applicable Borrowers shall pay to the initial Lender an upfront fee (the “Upfront Fee”), in an amount equal the percentage identified in the applicable Loan Schedule, of the Loan Amount set forth in such Loan Schedule. Each of the applicable Loan Parties also agree to pay to the Lender any other fees identified in and agreed upon pursuant to any Loan Schedule.

4. CONDITIONS TO CLOSING.

(a) Conditions Precedent to the Effectiveness of the Master Agreement. The effectiveness of this Master Agreement is subject to the satisfaction of each of the following conditions precedent, as determined by the Lender in its sole and absolute discretion:

(i) Loan Documents. This Master Agreement and each other Loan Document (required to be executed and delivered on the Closing Date) shall have been duly executed and delivered by each party thereto, and be in full force and effect, and the Loan Parties shall have executed and delivered such Loan Documents as the Lender may require in connection with the transactions contemplated hereby.

(ii) Financial Statements. The Lender shall have received (A) audited consolidated financial statements of the Parent for the 2019 and 2020 fiscal years, and (B) unaudited interim consolidated financial statements of the Parent for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to subclause (A) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Parent, as reflected in the audited, consolidated financial statements described in subclause (A) of this paragraph.

(iii) Certificates and Authorizations. The Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Authorized Officer, which shall (A) certify the resolutions of its board of directors (or other governing body) authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of each Loan Party and a true and correct copy of its bylaws, operating agreement, partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization, and each other jurisdiction where it is required to be qualified to do business.

(iv) Solvency. The Lender shall have received a solvency certificate in form and substance reasonably satisfactory to the Lender signed by a Financial Officer of the Parent dated the Closing Date certifying that each of the Loan Parties individually is and will be Solvent both before and after giving effect to the Loans and other transactions contemplated hereunder. .

(v) Lien Searches. The Lender shall have received (at the Borrowers’ sole expense) UCC, federal and state tax, litigation and bankruptcy search reports on each Loan Party, in each case acceptable to the Lender and performed in (A) each jurisdiction where each Loan Party (1) is organized, (2) is authorized to do business or (3) maintains any Collateral and (B) each filing office in which a financing statement in favor of Collateral Agent has been or will be filed or recorded to perfect the security interests granted to Collateral Agent in this Master Agreement, which search reports must show no other Liens other than Permitted Encumbrances.

(vi) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or, if applicable, PPSA financing statements) required by the Loan Documents or under law or reasonably requested by Collateral Agent to be filed, registered or recorded in order to create and perfect a first priority Lien in favor of Collateral Agent against the applicable Loan Parties in the Collateral and any Specified Collateral as of the Closing Date prior and superior in right to any other Person (other than as otherwise permitted hereunder), shall have been filed, and remain of record or be in proper form for filing, registration or recordation.

(vii) [Reserved].

(viii) Insurance. (A) The Borrower Representative shall have delivered to the Lender evidence reasonably satisfactory to the Lender that all insurance required by the terms of this Master Agreement and the other Loan Documents is in full force and effect; and (B) Collateral Agent shall have received endorsements naming Collateral Agent as an additional insured and lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

(ix) Payment of Fees and Expenses. The Borrowers shall have paid (or shall have made arrangements to pay on the Closing Date out of the proceeds of any Loan advanced on the Closing Date if the Lender shall consent thereto) the Upfront Fee and all of the Lender’s costs and expenses required to be paid by the Loan Parties pursuant to Section 10(d), if any.

(x) Material Adverse Effect. Since the receipt of the Parent’s quarterly financial statements for the period ending September 30, 2021 no event, condition, or change in circumstance shall have occurred, whether or not under the control of either or both of the Lender or any Loan Party, that could reasonably be expected to result in a Material Adverse Effect (which condition shall be certified by the Borrower Representative in writing).

(xi) Reserved.

(xii) [Reserved]

(xiii) [Reserved]

(xiv) KYC AML Requirements, Etc. The Lender shall have received, (A)(1) at least five (5) calendar days prior to the Closing Date, all documentation and other information regarding each Loan Party requested in connection with applicable “know your customer” requirements and AML Laws, to the extent requested in writing at least ten (10) calendar days prior to the Closing Date, and (2) a properly completed and signed IRS Form W 8 or W 9, as applicable, for each Loan Party, and (B) the Lender shall have received, to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party at least five (5) calendar days prior to the Closing Date, to the extent requested in writing at least ten (10) calendar days prior to the Closing Date.

(xv) Other Documents. The Loan Parties shall have complied with all other closing conditions and shall provide the Lender with all other documents and items, in each case as the Lender may reasonably request.

(b) Conditions Precedent to Each Loan. The Lender’s agreement to provide Loan(s) under any Loan Schedule, without duplication of deliveries addressed pursuant to the preceding clause (a) with respect to any Loan on the Closing Date, shall be subject to the satisfaction of the following conditions precedent, as determined by the Lender in its sole and absolute discretion:

(i) Loan Documents. The applicable Loan Schedule, together with any other Loan Documents required to be executed in connection therewith, shall have been duly executed and delivered by each party thereto, and be in full force and effect, and the Loan Parties shall have executed and delivered such other documents as the Lender may require in connection with the transactions contemplated in the Loan Documents.

(ii) No Default. No Default or Event of Default shall have occurred and then be continuing.

(iii) Representations and Warranties. All representations and warranties of each Loan Party set forth in this Master Agreement and the other Loan Documents, as applicable, shall as of the day of the Loan Schedule corresponding to such request for a Loan, (except for such representations which expressly refer to an earlier date, in which case such representations shall be deemed true as of such date) be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects).

(iv) Material Adverse Effect. Since the receipt by the Lender of the Parent’s quarterly financial statements for the period ending September 30, 2021, no event, condition, or change in circumstance shall have occurred, whether or not under the control of either or both of the Lender or any Loan Party, that could reasonably be expected to result in a Material Adverse Effect.

(v) Payment of Upfront Fee and Expenses. The Borrowers shall have paid (or shall have made arrangements to pay on the date of the applicable Loan Schedule out of the proceeds of the Loan advanced under such Loan Schedule if the Lender shall consent thereto) (A) the Upfront Fee set forth on the applicable Loan Schedule with respect to such Loan, which shall be fully earned and non-refundable on the Commencement Date and (B) all of the Lender’s costs and expenses, if any, required to be paid as of such date by the Borrowers pursuant to Section 10(d).

(vi) Appraisal. If required by the Lender, the Lender shall have received an appraisal of the Equipment it desired to be financed with the proceeds of the Loan under the applicable Loan Schedule, and the results of such appraisal shall be satisfactory to Lender in its sole discretion. The costs of any such appraisal shall be borne solely by the Loan Parties. For the avoidance of doubt, no appraisals shall be required for the Specified Loan Schedules.

(vii) Acceptable Lien Waiver. The Loan Parties shall have obtained a lien waiver, collateral access agreement, host’s agreement and/or warehouseman’s acknowledgement from any applicable sublandlord, landlord, mortgagee, sublicensee or licensee, host, warehouseman, bailee or other party holding an interest in real estate where any of the Collateral is located at a leased premises with no existing lien waiver, collateral access agreement, host’s agreement, warehouseman’s agreement and/or, as applicable, warehouseman’s acknowledgment, in each case, located, stored or garaged, in each case, on terms and in form and substance reasonably satisfactory to, and in favor of, the Collateral Agent (the foregoing lien waivers, collateral access agreements, host’s agreements and/or warehouseman’s acknowledgements that cover all applicable real property interests with respect to the subject location and all Collateral located, stored and garaged thereon, collectively, an “Acceptable Lien Waiver”), unless an Acceptable Lien Waiver that continues to be in effect was previously delivered in respect of the applicable real property interest and the applicable Collateral.

(viii) Legal Opinion(s). If specified in the applicable Loan Schedule with respect to any Loan, the Lender shall have received legal opinion(s) from counsel to each Loan Party as to the enforceability of this Master Agreement and the other Loan Documents against each Loan Party party thereto and such other matters as the Lender may require. For the avoidance of doubt, no legal opinion shall be required for the Specified Loan Schedules.

(ix) Filings, Registrations and Recordings. To the extent not previously filed pursuant to Section 4(a)(vi), each document (including any Uniform Commercial Code or PPSA financing statements) required by the Loan Documents or under law or reasonably requested by Collateral Agent to be filed, registered or recorded in order to create and perfect a first priority Lien in favor of Collateral Agent against the applicable Loan Parties in the Specified Collateral under such Loan Schedule prior and superior in right to any other Person (other than as otherwise permitted hereunder), shall have been filed, and remain of record or be in proper form for filing, registration or recordation.

(x) Bill(s) of Sale; Supplier Contracts; No Interest Letter(s); Affiliate Sale Agreement(s). The Lender shall have received (x) the applicable Supplier Contract and, with respect to the Specified Loan Schedules solely with respect to Loan Schedule No. 1, Affiliate Sale Agreement (in each case, to the extent not previously delivered to the Lender pursuant to Section 4(a)) and one or more bills of sale, commercial invoices, bills of lading or other documentation, each in form and substance satisfactory to the Lender in its sole discretion and certified as true and correct copies thereof by the Parent, executed by the applicable seller of the Equipment and any Borrower (or any of the Loan Parties and their Affiliates, as the case may be) or the Parent, as the case may be, as buyer, evidencing the ultimate purchase by such Borrower (or Borrowers, as applicable) of all right, title and interest in and to the Equipment, free and clear of any liens or encumbrances and (y) to the extent not previously delivered to the Lender pursuant to Section 4(a), a No Interest Letter in respect of the Equipment to be financed pursuant to such Loan Schedule; provided, that delivery of each No Interest Letter with respect to the Specified Loan Schedules shall be subject to Section 7(m)(i) rather than this Section 4(b)(x).

(xi) ACA Account Agreement. To the extent required under the applicable Loan Schedule, with respect to each such ACA Account, the Collateral Agent, the Borrowers and Account Bank shall have provided the Collateral Agent and the Lenders with view-only access with respect to such ACA Account(s) and entered into ACA Account Agreement(s) reasonably satisfactory to Collateral Agent, including, without limitation, the ACA Account Agreement with respect to the Reserve Account.

(xii) ACA Wallet Agreement. To the extent required under the applicable Loan Schedule, with respect to each applicable Borrower, Collateral Agent, such Borrower and Wallet Custodian shall have entered into an ACA Wallet Agreement reasonably satisfactory to Collateral Agent with respect to the ACA Wallet.

(xiii) Insurance. To the extent not previously delivered pursuant to Section 4(a) with respect to any Collateral under the applicable Loan Schedule, (A) the Loan Parties shall have delivered to the Lender evidence reasonably satisfactory to the Lender that all insurance required by the terms of this Master Agreement and the other Loan Documents is in full force and effect; and (B) Collateral Agent shall have received endorsements naming Collateral Agent as an additional insured and lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

(xiv) Lender Approvals. The Lender shall have received evidence that all credit, legal, compliance, background checks and other internal approvals in connection with the Loans, the Loan Documents and the Loan Parties have been obtained and are in form and substance satisfactory to the Lender.

(xv) Other Documents. The Loan Parties shall have complied with all other closing conditions and shall provide the Lender with all other documents and items, in each case as the Lender may reasonably request.

(xvi) Affiliate Sale Agreement. As an additional condition to funding only Loan Schedule No. 1, the Lender shall have received an Affiliate Sale Agreement in form and substance acceptable to the Lender.

5. SECURITY INTEREST; COLLATERAL MATTERS.

(a) As security for the due payment and performance of the Obligations under the Loan Documents, each Borrower hereby pledges, assigns and grants to Collateral Agent, for the benefit of the Lenders under each Loan Schedule, a first priority security interest in all of its right, title and interest in and to the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Borrowers and wherever located (collectively, the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Documents; (iv), all equipment (as such term is defined in the UCC), including, without limitation, the Equipment; (v) all Fixtures; (vi) all General Intangibles, including, without limitation, all Intellectual Property; (vii) all Goods; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all cash or cash equivalents; (xii) all letters of credit, Letter-of-Credit Rights and Supporting Obligations; (xiii) all Deposit Accounts with any bank or other financial institution including, without limitation, each ACA Account; (xiv) all Commercial Tort Claims; (xv) all Digital Assets of such Borrower and all Digital Asset wallets of such Borrower or wallet accounts and other Digital Asset accounts of such Borrower, including, without limitation, each ACA Wallet Account and any Bitcoin, Dollars and other assets credited thereto, and general intangibles related to any of the foregoing; (xvi) all property of the Borrowers in the possession of Collateral Agent or the Lender; (xvii) all Money; (xviii) all accessions to, substitutions for and replacements, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related to any of the foregoing and any General Intangibles at any time evidencing or relating to any of the foregoing; (xix) without limiting the generality of the foregoing subclauses (i) through (xviii), all agreements, contracts, warranties, invoices, purchase orders and other agreement, instruments and documents with the Supplier of the Equipment or service provider with respect thereto (including under any Supplier Contract or any Acknowledgment of Rights Agreement in connection with any Supplier Contract); and (xx) all proceeds, products, rents, offspring, or profits of any and all of the foregoing; provided, however, that notwithstanding the foregoing, (A) in no case shall any Lien be granted on any Excluded Assets (and for so long as any assets of the Borrowers are Excluded Assets, they shall not be “Collateral” for the purposes of the Loan Documents, (B) with respect to any Collateral constituting Specified Collateral in which a security interest is granted under any Loan Schedule, the Loan Parties, Collateral Agent and the Lender agree that any proceeds of Specified Collateral shall first be applied to the Specified Loan in accordance with Section 3. Title to the Collateral shall at all times be either in a Borrower’s name, subject to the security interest of Collateral Agent, or in the name of Collateral Agent and any certificate of title for the applicable Collateral (to the extent applicable) shall designate the Borrowers as owner and Collateral Agent, as lien holder.

(b) Authorization to File UCC Financing Statements; Control.

(i) Authorization to File UCC Financing Statements. Each Loan Party hereby authorizes Collateral Agent to file, and if requested will deliver to Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by Collateral Agent in order to maintain a first priority perfected security interest in and, if applicable, Control (as hereinafter defined) of, the Collateral and all “Specified Collateral”. Any financing statement filed by Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (A) indicate the collateral (1) as “all assets” of the Borrowers or “all assets of the debtor, whether now owned by or owing to or hereafter acquired by or arising in favor of the debtor and wherever located, including all accessions to, substitutions for and replacements, insurance proceeds and products of the foregoing” or words of similar effect, regardless of whether any particular asset comprised in the Collateral or any Specified Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description of the Collateral contained in this Master Agreement or the description of any Specified Collateral contained in any Loan Schedule, as applicable, and (B) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (1) whether a Borrower is an organization, the type of organization (and any organization identification number issued to such Borrower), and (2) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Loan Party further authorizes Collateral Agent to file financing statement assignments and to act as secured party of record with respect to any UCC financing statement filed against the Borrowers to perfect the security interest of the Borrowers, as buyers, in the “Equipment” and “Purchased Equipment Assets” under the Affiliate Sale Agreement. Upon request, the Loan Parties also agree to promptly furnish to Collateral Agent any such information described in the foregoing sentences. Each Loan Party also ratifies its authorization for Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(ii) Perfection by Control. Upon Collateral Agent’s request therefor, each Loan Party shall take all steps necessary to grant Collateral Agent Control, and to ensure that Collateral Agent retains such Control, of all Collateral (including, without limitation, any Collateral in an ACA Wallet) as to which Control thereof is necessary or desirable under the UCC, or as Collateral Agent may determine necessary, to ensure that Collateral Agent retains a first perfected Lien over any such Collateral (subject only to Permitted Encumbrances)

(iii) Release. Upon the payment in full in cash in immediately of the Obligations under a specified Loan Schedule, provided that no Default or Event of Default then exists, the Borrower may request that the Collateral Agent and the Lender release the security interests in Equipment financed and granted under a specific Loan Schedule and the corresponding security interest with respect to such Equipment under this Master Agreement by delivery of an officer’s certificate requesting such release and certifying that no Default or Event of default then exists or would result upon giving effect to such release. Upon giving effect to such release, all rights of the Secured Parties to such Equipment specified in such Loan Schedule shall revert to the applicable Borrower and such Loan Schedule and all Obligations (other than those contingent indemnification obligations not yet asserted and other obligations expressly stated to survive such termination) of the Loan Parties relating to such Loan Schedule shall automatically terminate. At the request and sole expense of the Loan Parties following any such termination of a Loan Schedule, Collateral Agent shall deliver to such Loan Party such release documents as such Loan Party may reasonably request to evidence such termination. Following any such termination of a Loan Schedule, Collateral Agent authorizes the Loan Parties to filing an amendment to the UCC financing statement filed pursuant to such Loan Schedule to evidence the release of such Equipment. For the avoidance of doubt, the termination of any Loan Schedule shall not authorize any Loan Party to terminate any UCC financing statement filed pursuant to this Master Agreement, which such UCC financing statements shall not be terminated until the obligations under this Master Agreement have been irrevocably paid in full in cash in immediately available funds.

As used in this Section 5(b), “Control” shall have the meaning set forth in the applicable UCC.

(c) Casualty Event. The Loan Parties shall bear the entire risk of loss, theft, damage to or destruction of the Equipment and other Collateral in connection with any Casualty Event, from any cause whatsoever. No Casualty Event shall relieve any Loan Party from making any Payment or any other obligations hereunder.

(d) Use of Equipment; Quiet Possession. Provided that no Event of Default has occurred and is continuing, each Borrower shall have quiet possession of the Equipment during the Term of the applicable Loan. The Equipment shall not constitute, and each of the Loan Parties shall ensure that it shall not constitute, real property or fixtures, and the parties agree that the Equipment is and shall be removable from, and is not essential to, the premises where the Equipment is located.

(e) Acceptable Lien Waiver. The Borrowers may move Equipment to any Borrower’s location set forth in a Loan Schedule or other location owned or leased by a Borrower where the Borrowers have received an Acceptable Lien Waiver from all persons having any interest in the real estate upon which such Equipment is located, stored or garaged; provided that if such location is not the location for such Equipment previously identified to the Lender, not later (x) than the tenth (10th) Business Day of the month following such change, the Borrower Representative shall deliver an update notifying the Collateral Agent of the location of such Item of Equipment or (y) following an Event of Default, the next Business Day after such change (the “Applicable Location Reporting Date”).

(f) DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY. EACH LOAN PARTY ACKNOWLEDGES AND AGREES THAT THE EQUIPMENT IS FINANCED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AND, IRRESPECTIVE OF WHETHER ANY BORROWER IS ACQUIRING THE EQUIPMENT DIRECTLY FROM A SUPPLIER OR FROM THE LENDER: (i) THE LENDER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES EITHER EXPRESSED OR IMPLIED AS TO THE CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS DESIGN, CONDITION, CAPACITY, DURABILITY, QUALITY OF MATERIAL, OPERATION OR WORKMANSHIP, CONFORMITY OF ANY DESCRIPTION OR PATENT, TRADEMARK OR COPYRIGHT, OR OTHERWISE WITH RESPECT TO ANY CHARACTERISTICS OF THE EQUIPMENT WHATSOEVER; (ii) THE LENDER IS NOT THE MANUFACTURER OR SUPPLIER OF THE EQUIPMENT NOR THE MANUFACTURER’S OR SUPPLIER’S AGENT AND NO SUCH PERSON IS THE LENDER’S AGENT FOR ANY PURPOSE; (iii) THE LENDER IS NOT RESPONSIBLE FOR ANY REPAIRS OR SERVICE TO ANY EQUIPMENT, DEFECTS THEREIN OR FAILURES IN THE OPERATION THEREOF OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH ANY SUCH EQUIPMENT, DEFECTS, OR FAILURES; AND (iv) THE BORROWERS HAVE SELECTED EACH ITEM OF EQUIPMENT BASED ON THEIR OWN JUDGMENT AND EXPRESSLY DISCLAIM ANY RELIANCE UPON ANY STATEMENTS OR REPRESENTATIONS MADE BY THE LENDER.

6. REPRESENTATIONS, WARRANTIES. Each of the Loan Parties represents and warrants to Collateral Agent and the Lender as of the Closing Date, as of each Commencement Date and as of the date of each Loan Schedule that:

(a) Organization; Powers. The Borrowers are each a limited liability company duly existing and in good standing under the laws of Delaware and qualified to do business wherever necessary to carry on their present business and operations and to own their property; the Borrowers each have full limited liability company power and authority to enter into this Master Agreement and the other Loan Documents, to incur each Loan and grant Liens hereunder, and to perform their obligations under this Master Agreement and the other Loan Documents. The Parent is a corporation duly existing and in good standing under the laws of Delaware and qualified to do business wherever necessary to carry on its present business and operations and to own its property; the Parent has full corporate power and authority to enter into this Master Agreement and the other Loan Documents, to incur each Loan and grant Liens hereunder, and to perform its obligations under this Master Agreement and the other Loan Documents

(b) Authorization; No Conflicts; Enforceability. Each Loan Document, when entered into has been duly executed and authorized, requires no further approval of its board of directors (or other governing body) or other third party approval of, or the giving of notice to, any Governmental Authority and does not contravene any Requirement of Law, or any agreement, indenture, or other instrument to which such Loan Party is a party or by which it may be bound and constitutes a legal, valid, and binding obligation of such Loan Party enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally). The transactions contemplated by this Master Agreement, and the transactions contemplated by any Loan Schedule when entered into, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents.

(c) Liens. The provisions of (x) this Master Agreement create legal and valid Liens on and security interests in all of the Collateral granted pursuant to this Master Agreement in favor of Collateral Agent for the benefit of the Secured Parties and (y) each Loan Schedule create legal and valid Liens on and security interests in all of the Collateral set forth in such Loan Schedule in favor of the Lender and the relevant Secured Parties and such Liens and security interests constitute perfected and continuing Liens on and security interests in such Collateral, securing the Obligations, enforceable against the Loan Parties and all third parties, and having priority over all other Liens on the Collateral subject only to Permitted Encumbrances.

(d) Payment for Equipment. As of the Commencement Date of any Loan, the Borrowers have paid or caused to be paid 25% of the purchase price of each item of Equipment to the Supplier.

(e) Compliance With Laws; Sanctions. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) each Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. Each Loan Party and to the knowledge of any other person who Controls any Loan Party is not a Sanctioned Person or subject to any Sanctions and each Loan Party and, to the knowledge of each Loan Party, each director, officer, employee and agent thereof is in compliance with all applicable Sanctions, Anti-Corruption Laws and AML Laws (including, without limitation, any federal regulations to prevent money laundering) and no Loan Party is, nor, to the knowledge of any Loan Party, is any director, officer, employee or agent of any Loan Party (A) the subject of any Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions.

(f) Litigation. There are no pending or threatened actions or proceedings against or affecting any Loan Party before any arbitrator or Governmental Authority as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g) Solvency. Each Loan Party is Solvent and has the ability to pay such Loan Party’s debts when they come due and no Loan Party is contemplating and has not contemplated relief under any bankruptcy laws or other similar laws for the relief of debtors. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Master Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

(h) Financial Statements. The Parent’s financial statements and other information heretofore given and hereafter to be given to the Lender are and will be true and complete in all material respects as of their respective dates, and fairly represent such Loan Party’s financial condition, and show all material Indebtedness and other liabilities (including, without limitation, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries as of the date thereof. Since September 30, 2021, no event or circumstance, either individually or in the aggregate has occurred that has or could reasonably be expected to have a Material Adverse Effect on the Parent’s financial condition reflected therein after the respective date thereof upon delivery to the Lender.

(i) Taxes. Each Loan Party has timely filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary of the Borrowers, as applicable, has set aside on its books adequate reserves. No tax Liens have been filed and no claims are being asserted with respect to any such taxes.

(j) Use of Proceeds. The proceeds of each Loan have been used and will be used, whether directly or indirectly as set forth in Section 7(i).

(k) Disclosure.

(i) Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which such Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Master Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to the Lender in connection with this Master Agreement is true and correct.

(l) No Reliance. Each Loan Party acknowledges that the Lender has not made any representation or warranty as to the legal, accounting or tax characterization or effect of any Loan Schedule or any financing contemplated hereby. Each Loan Party has consulted their own advisors with respect to such matters.

(m) Location of Collateral. Each Item of Equipment shall at all times be kept or stored at a location that is subject to an Acceptable Lien Waiver, which location is set forth on the applicable Loan Schedule with respect to such Item of Equipment, or at such other locations subject to an Acceptable Lien Waiver and pursuant to Section 5(e) or as the Lender may otherwise consent to from time to time in its sole and absolute discretion.

(n) Investment Company Act. No Loan Party nor any Subsidiaries of the Borrowers is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as such terms are defined in the Investment Company Act. No Loan Party is subject to regulation under any law that limits the ability to incur debt or which may otherwise render all or any portion of the Obligations under the Loan Documents unenforceable.

All representations and warranties contained herein shall be continuing in nature and in effect at all times prior to the Loan Parties satisfying all of their Obligations including any obligations to Lender under each Loan Schedule, this Master Agreement and/or any other Loan Documents.

7. AFFIRMATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, each Loan Party covenants and agrees with the Lender that:

(a) Financial Statements and Reporting. The Borrower Representative on behalf of the Loan Parties shall furnish (or cause to be furnished, as applicable) to the Lender:

(i) as soon as available, and in any event within ninety (90) calendar days or such longer period as permitted by the SEC after the end of each fiscal year of the Parent, the Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to the Lender (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent’s and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) as soon as available, and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters of the Parent, the Parent’s consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (B) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(iii) prompt notice by email of (x) each payment under a Supplier Contract made after the Closing Date, furnishing evidence reasonably satisfactory to the Lender of such payment, and (y) the receipt by any Loan Party of a given date for delivery of each item of Equipment to be delivered after the Closing Date; and

(iv) promptly after demand therefor, such other information as the Lender may reasonably request from time to time, including without limitation other financial statements and information pertaining to the Borrowers or any other Loan Party.

Documents required to be delivered pursuant to Section 7(a)(i), (ii), and (iv) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR); provided that: (A) upon written request by the Lender, the Loan Parties (or the Borrower Representative on their behalf) shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (B) and (B) the Loan Parties (or Borrower Representative on their behalf) shall notify the Lender (by electronic mail or facsimile) of the posting of any such documents and, if requested by the Lender, provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, delivery shall be deemed to not have occurred until a new or corrected electronic mail address has been provided, and such attempted electronic delivery shall be ineffective and deemed to not have been delivered.

(b) Notice of Material Events. The Loan Parties (or the Borrower Representative on their behalf) will furnish to the Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(i) the occurrence of any Default or Event of Default;

(ii) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened in writing against any Loan Party that (A) seeks damages in excess of $150,000, (B) seeks injunctive relief, (C) alleges criminal misconduct by any Loan Party or any Subsidiary thereof, (D) alleges the violation of, or seeks to impose remedies under the Securities Act of 1933, the Exchange Act, the Investment Company Act, any applicable Environmental Law or other related Requirement of Law, or seeks to impose Environmental Liability, (E) asserts liability on the part of any Loan Party or any Subsidiary in excess of $150,000 in respect of any tax, fee, assessment, or other governmental charge, or (F) involves any product recall relating to the Equipment;

(iii) any material change in accounting or financial reporting practices by the Loan Parties;

(iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(v) within twenty-four (24) hours after the occurrence of such event, after any Loan Party learns of any Casualty Event with respect to the Equipment or any other event that has disrupted or prevented the continuous mining of Digital Assets to the ACA Wallet from the Equipment for eight (8) continuous hours, including, without limitation, any loss of electricity, loss of internet connection, software issues, or viruses, notify Collateral Agent and the Lender in writing with reasonable detail of such event and provide Collateral Agent and the Lender with the Loan Parties proposed course of action to recommence the mining of Digital Assets; provided that scheduled outage repairs shall not be subject to this clause (v); and

(vi) any change in the information provided in the Beneficial Ownership Certification delivered to the Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 7(b) shall be (i) in writing, and (ii) accompanied by a statement of a Financial Officer or other executive officer of such Loan Party (or, as applicable, the Borrower Representative) setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) Existence; Conduct of Business. Each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d) Payment of Obligations. Each Loan Party will pay or discharge all Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Loan Parties have set aside on their books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions. Further, and without limiting the foregoing, the Loan Parties shall (and shall cause Greenidge Generation to), on or before the final payment due date under any applicable Supplier Contract, pay the balance of the purchase price owed to any Supplier in respect of any Equipment when due and take no action to cancel, terminate or default under such Supplier Contract.

(e) Compliance with Laws and Material Contractual Obligations. Each Loan Party will (and shall cause the Subsidiaries and Affiliates of the Borrowers to), (i) comply with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party. Each Loan Party will (and shall cause the Subsidiaries and Affiliates of the Borrowers to) maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, the Subsidiaries of the Borrowers and their respective directors, officers, employees and agents with AML Laws, Anti-Corruption Laws and applicable Sanctions.

(f) Use and Maintenance of Equipment; Registration; Supplier Arrangements.

(i) (A) each Borrower will (and Parent shall cause the Subsidiaries and Affiliates of the Borrowers to) maintain and use the Equipment in a prudent, businesslike manner for its originally-intended purpose, in the ordinary course of the Borrowers’ business, and only in accordance with applicable laws, Supplier or manufacturer warranty provisions, requirements of insurance, operating manuals and instructions, rules, regulations, and orders of any judicial, legislative or regulatory body having power to supervise or regulate the use, operation or maintenance thereof, including licenses, permits and registration requirements, except to the extent that self-maintenance of the Equipment by the Borrowers or Borrowers’ service provider identified by Lenders, violates any provision of this clause (A) and could not reasonably be expected to have a Material Adverse Effect (B) the proceeds of any Loan will be used only as described in Section 7(h) hereof and, in any event, for commercial or business purposes and will not be used for consumer, personal, family, agricultural or household purposes; (C) each Loan Party will keep the Equipment in good condition and working order ordinary wear and tear excepted and shall replace or restore and maintain any part of the Equipment by qualified personnel at all times during the Term of such Loan Schedule; (D) all Equipment under a single Loan Schedule shall be deployed in the same mining pool; (E) each Loan Party will, unless otherwise directed by the Lender, make all modifications and maintenance, at its sole cost and expense, required hereunder or by any Requirement of Law or requirements of any insurer or maintenance organization servicing the Equipment, provided, that all parts, mechanisms, devices and other property installed on the Equipment shall immediately become part of the Equipment and Collateral and subject to the Lender’s security interest and such maintenance or modifications shall be performed by qualified personnel only; and (F) if the Lender has caused a global positioning system or other tracking device to be installed on any Item, no Loan Party will (or permit any Subsidiaries or Affiliates of the Borrowers to) remove or tamper with such device, nor will such Loan Party tamper with (or permit any of their Affiliates or Subsidiaries to tamper with) any odometer or other device designed to track use of the Equipment. If any Borrower gives the Lender prior written notice of its intention to make any modification to any Item of Equipment (hereinafter, a “Reconfiguration”) in compliance with the provisions of the immediately preceding sentence (which compliance shall be determined in the Lender’s sole discretion), such Reconfiguration shall constitute an improvement and neither such improvements nor parts installed on such Equipment in the course of Reconfiguration shall be deemed to be accessions to the Equipment.

(ii) Without limiting any of Loan Parties’ obligations in Section 7(f)(i) above or elsewhere in this Master Agreement or any Loan Schedule, each Loan Party covenants and agrees that for all Items of Equipment, the Loan Parties will make (and will cause the Subsidiaries and Affiliates of the Borrowers to make) arrangements satisfactory to the Lender in the Lender’s reasonable discretion to keep the Equipment properly maintained.

(iii) If any Borrower or any of their Subsidiaries or Affiliates has entered into any Supplier Contract with respect to the Equipment, such Borrower shall (and shall cause each of their Subsidiaries and Affiliates to) (i) deliver to Lender the Supplier Contract and (ii) use commercially reasonable efforts to obtain a No Interest Letter from the applicable Supplier in connection therewith, in each case prior to the Commencement Date of any Loan made in respect of such Equipment under the applicable Loan Schedule (or such later date as agreed by the Lender in its sole discretion).

(g) Insurance. The Loan Parties shall, at the Borrowers’ sole cost and expense, commencing with the delivery of any Equipment to or on behalf of any Borrower and continuing during the Term of each Loan Schedule until all of the Obligations are satisfied in full, procure and maintain such insurance coverage in such amounts (including deductibles), in such form and with responsible insurers, all as satisfactory to the Lender (which, upon the occurrence and during the continuation of an Event of Default, the Lender may on reasonable notice require the Loan Parties to change such form, amount or company, in each case consistent with industry standards for similar businesses, in similar regions, with similar credit quality), including: (i) comprehensive general liability insurance insuring against liability for property damage, death and bodily injury resulting from the transportation, ownership, possession, use, operation, performance, maintenance, storage, repair or any similar act related to the Equipment, with minimum limits of $2,000,000 per each occurrence (or such other amounts as set forth in such Loan Schedule and notified by the Lender), with the Lender and the Lender’s successors and/or assigns named as additional insured; (ii) all risk physical damage insurance against all risks of theft, loss or damage from every cause whatsoever in an amount not less than the Replacement Cost of each item of Equipment, with the Lender and the Lender’s successors and/or assigns named as lender loss payee; and (iii) if requested by the Lender, other or additional coverage provided that such coverage is available on commercially reasonable terms. Each Loan Party shall cause such Loan Party’s insurance carrier to waive its rights of subrogation, if any, against the Lender for any and all loss or damage. All policies shall contain clauses requiring the insurer to furnish the Lender with at least thirty (30) calendar days (or ten (10) days for nonpayment of premium) prior written notice of any material change, cancellation, or nonrenewal of coverage and stating that coverage shall not be invalidated against the Lender or the Lender’s assigns because of any violation of any condition or warranty contained in any policy (other than in the case of a nonpayment of premium) or application therefor by the Borrowers or by reason of any action or inaction of any Loan Party. The Loan Parties agree to inform the Lender in writing of any notices from, or other communications with, any insurers that may in any way adversely affect the insurance policies being maintained pursuant to this Section or of any insurance claims immediately following the receipt of such notices or communications by a Loan Party. No insurance shall be subject to any co-insurance clause. Upon request by the Lender, the Loan Parties shall furnish the Lender with certificates of insurance, proper endorsements or other evidence available from insurer reasonably satisfactory to the Lender that such insurance coverages are in effect. If any Loan Party shall fail to carry any insurance required hereunder, the Lender (without obligation and without waiving any default or Event of Default hereunder) may do so at the Lender’s sole option after two (2) Business Days’ notice to the Borrowers and at the Borrowers’ sole cost and expense. Each Loan Party acknowledges that such insurance will benefit the Lender only and may cost substantially more than insurance the Loan Parties might procure. Each Loan Party agrees that the Lender is not a seller of insurance nor is the Lender in the insurance business. Each Loan Party agrees to deliver to the Lender evidence of compliance with this Section satisfactory to the Lender, including any requested copies of policies, certificates and endorsements, with premium receipts therefor, on or before the date of execution by the applicable Loan Parties of the Loan Schedule and thereafter within two (2) Business Days after the Lender’s request and in any event, no less frequently than on each anniversary of the Closing Date. The Lender shall be under no duty to ascertain the existence of or to examine any such policy or to advise any of the Loan Parties in the event any such policy shall not comply with the requirements hereof.

(h) Use of Proceeds. The Borrowers shall only use the proceeds of each Loan for purposes of financing or refinancing Equipment, or such other purposes as the Lender shall approve.

(i) Books and Records; Inspection Rights. Each Loan Party shall (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities consistent with its customary practices and GAAP, and (ii) permit any representatives designated by the Lender (including employees of the Lender or any auditors, consultants, accountants, lawyers, agents and appraisers retained by the

Lender), upon at least three (3) Business Days’ notice (provided that no notice shall be required if an Event of Default shall exist), (A) to visit and inspect its properties and conduct at such Loan Party’s premises an audit and examination of the Collateral and all of such Borrower’s, books and records relating thereto, including examining and making extracts from its books and records, subject to reasonable limitations placed on entry by the owner of the premises, if different from a Borrower, provided that notwithstanding the foregoing, the Lender’s officers and authorized representatives shall comply with such Borrower’s COVID-19 and other health and safety protocols, policies and procedures when accessing the location of such Borrower and (B) discuss such Loan Party’s affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Lender to contact its independent accountants directly). Upon the occurrence of an Event of Default, the Borrowers shall bear the expense of any such inspection or audit conducted by the Lender (or its designee) in accordance with this Section 7(i).

(j) Additional Reporting Requirements. The Borrower Representative, on behalf of the Loan Parties, shall furnish (or cause to be furnished, as applicable) to the Lender within ten (10) Business Days of the end of every month a written report signed by a Financial Officer of the Borrower Representative (i) listing [***] and (ii) certifying [***].

(k) [Reserved].

(l) Additional NYDIG Related Covenants. Each Loan Party covenants and agrees that it shall comply with each of the covenants set forth in Schedule 7(k) attached hereto within sixty (60) days of the Closing Date.

(m) Use of ACA Wallet. Each Borrower shall (and the Parent and each other Loan Party shall procure that each Borrower shall) maintain view only access of each ACA Account and ACA Wallet and deposit all Mined Cryptocurrency and any other Digital Assets arising from the Equipment in the Borrowers’ ACA Wallets on a daily basis, provided however that, no Event of Default exists at the time of such transfer or would result therefrom, the Borrowers may remove and transfer such Mined Cryptocurrency and any other Digital Assets held in such ACA Accounts and ACA Wallets in the manner contemplated by Section 3(l) of this Agreement.

(n) Conditions Subsequent.

(i) Prior to the thirtieth (30th) day after the effective date of this Master Agreement, the Borrowers shall have obtained a consent or delivered a No Interest Letter from the Suppliers with respect to the Equipment funded thereunder, along with such other “no interest” letters or consents requested by Collateral Agent on or prior to the date of this Master Agreement and required from any creditor of the Loan Parties or their Affiliates that has any interest in such Collateral, each in form and substance reasonably satisfactory to the Lender.

(ii) At least ten days prior to any Borrower opening any new ACA Account (or such later date agreed with Collateral Agent ), the Borrower shall notify Collateral Agent and the relevant Lender of such new ACA Account and not later than five (5) Business Days after opening such new ACA Account (or such later date agreed with the Collateral Agent in its sole direction), the Borrowers shall deliver to Collateral Agent , a duly executed ACA Account Agreement for the benefit of Collateral Agent in form and substance satisfactory to Collateral Agent.

(iii) Within sixty (60) days of the Closing Date (or such later date as agreed by the Lender in its sole discretion), the Borrowers and Wallet Custodian shall have entered into an ACA Wallet Agreement reasonably satisfactory to Collateral Agent with respect to the ACA Wallet.

(iv) Within thirty (30) days of the Closing Date (or such later date as agreed by the Lender in its sole discretion), the Borrowers shall have entered into any Acceptable Lien Waiver required pursuant to the terms of this Master Agreement in form reasonably satisfactory to Collateral Agent.

(v) Within thirty (30) days of the Closing Date (or such later date as agreed to by the Lender in its sole discretion), the Borrowers shall have delivered to the Lender the insurance certificates and endorsements required pursuant to Section 7(g) hereof.

8. NEGATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, each Borrower covenants and agrees with the Lender that:

(a) Liens. No Loan Party shall voluntarily or involuntarily create, incur, assume, permit or suffer to exist any Lien of any kind whatsoever upon, affecting or with respect to any of the Equity Interests of any of the Borrowers or any of the Collateral, whether now owned or hereafter acquired (other than Permitted Encumbrances). Additionally, the Parent shall not allow any Lien on Greenidge Generation to encumber any of the Purchase Agreements referenced on any Loan Schedule, except for Liens or assignments related to such Purchase Agreements contemplated under the Loan Documents.

(b) Indebtedness. No Loan Party shall create, incur, assume or suffer to exist any Indebtedness of any Borrower, except for Permitted Indebtedness.

(c) Labels on Equipment. No Loan Party shall permit the name of any person, association, corporation or other business entity other than Collateral Agent, the Lender or the Borrowers to be placed on the Equipment, and if requested by the Lender, the Loan Parties shall place a label on each Item of Equipment, noting the Lender’s Lien thereon.

(d) Dispositions of Collateral. No Borrower shall Dispose of all or any part of the rights of any Borrower in the Equipment or any other Collateral, in whole or in part, to anyone, except that, so long as no Event of Default then exists both before and after giving effect to such Disposition, the Borrowers may Dispose of (i) Digital Assets in the ordinary course and for an amount not less than the prevailing market rate for such Digital Assets as of the date of such Disposition, including any Disposal of its Mined Cryptocurrency in accordance with Section 3(l)(ii), (ii) Inventory (it being understood that Mined Cryptocurrency of a Borrower does not constitute Inventory) in the ordinary course of business, and (iii) used, obsolete, worn out or surplus equipment or property, in each case other than Equipment, in the ordinary course of business.

(e) Corporate Changes. No Loan Party shall, and shall not permit any of the Subsidiaries of the Borrowers to, in each case without at least thirty (30) calendar days’ prior written notice to Lender (and signing and if requested by Lender, filing, such documents as Lender shall request in connection therewith), change (i) its legal name or primary address from that set forth above, (ii) the jurisdiction under whose laws it is organized as of the Closing Date, or (iii) the type of organization under which it exists as of the Closing Date. In addition, no Loan party will move or allow Equipment forming part of the Collateral to be moved to a location not subject to an Acceptable Lien Waiver without the express written consent of the Collateral Agent.

(f) Mergers. Except as expressly permitted by this Master Agreement, neither the Parent nor any of the Borrowers shall consolidate with or merge into or with any other entity or divide into more than one entity that would constitute a Change in Control.

(g) Redemptions of Equity Interests; Dividends. No Borrower shall (i) purchase, redeem, acquire or retire any of the Borrowers’ Equity Interests or make any shareholder withdrawals or pay any management bonuses, or (ii) make dividends or distributions (whether in cash, securities, Digital Assets or other property) with respect to any Equity Interests in any Borrower, in the case of either of the preceding clauses (i) or (ii), (each a “Restricted Payment”); provided however, the Borrower may make Restricted Payments of the type specified in Section 3.1(l) if (x) no Default or Event of Default has occurred or would result after giving effect to such Restricted Payment or (y) the Lender and the Collateral Agent have provided their prior written consent to any such action.

(h) Investments. No Borrower shall make or maintain (nor shall any other Loan Party permit any Borrower to make or maintain) any Investments without the prior written consent of the Lender.

(i) Negative Pledge. So long as any of the Obligations remain outstanding, (x) the Loans and Obligations shall constitute direct obligations of the Loan Parties ranking at least pari passu in right of payment with all other current and future senior obligations of the Loan Parties and (y) no Loan Party shall create (or permit any of their Affiliates to create or permit) any mortgage, pledge, lien or other security interest on any of the assets or Equity Interests of the Borrowers unless the Lender shall be granted a senior ranking Lien in the same assets to secure performance of all Obligations under the Loan Documents.

9. DEFAULTS; REMEDIES.

(a) An “Event of Default” shall have occurred hereunder and under any and all Loan Schedules upon the occurrence of any of the following events or circumstances:

(i) any Loan Party’s fails to pay (i) any amount of principal or interest of any Loan within three (3) Business Days of the date required to be paid hereunder, or (ii) within five (5) Business Days of any due date therefor of any fee due hereunder or any other amount payable hereunder or under any other Loan Document;

(ii) any Loan Party’s failure to observe or perform any covenant, condition, or agreement (other than that specified in Section 9(a)(i)) contained in Section 7(b)(i), Section 7(c) (with respect to the Borrowers’ or Parent’s existence), Section 7(e), Section 7(h) or in Section 8;

(iii) any Loan Party’s failure to observe or perform any covenant, condition or agreement contained in this Master Agreement (other than, in the case of the Loan Parties, those specified in subclauses (i) or (ii) of this Section 9(a)) or any other Loan Document, and such failure shall continue unremedied for a period of ten (10) Business Days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender;

(iv) any attempt by any Loan Party to repudiate any Loan Document or its acceptance of any Equipment;

(v) (A) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness (other than the Obligations or any Loan) in excess of $5,000,000.00, when and as the same shall become due and payable (but in case after giving effect to all grace periods contained in the agreements governing such Indebtedness) or (B) any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(vi) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Master Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Master Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(vii) any Loan Party shall (A) be legally dissolved, adjudicated insolvent or bankrupt or cease to pay its debts as they mature, make a general assignment for the benefit of, or enter into an arrangement with, creditors; (B) apply for or consent to the appointment of a receiver, trustee or liquidator of it or a substantial part of its property; (C) take action to dissolve or terminate its legal existence, or authorize or file a voluntary petition in bankruptcy, insolvency or under any similar law, consent to such a petition; or (D) merge (except as permitted under Section 8(f)), consolidate, transfer or sell substantially all of its assets thereof;

(viii) if a Loan Party is a partnership or limited liability company, any member or partner of any such Loan Party shall (x) die, become disabled or be declared legally incompetent by a court of competent jurisdiction (if a natural person), or (y) dissolve, liquidate, or take action to dissolve or terminate its legal existence;

(ix) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered;

(x) any Loan Party (A) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 9(a)(ix), (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or for a substantial part of its assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors or (F) takes any action for the purpose of effecting any of the foregoing;

(xi) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000.00 shall be rendered against any Loan Party and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within thirty (30) calendar days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(xii) except as permitted by the terms of any Loan Document, (A) any such applicable Loan Document shall for any reason fail to create a valid Lien in any Collateral purported to be covered thereby, or (B) any Lien securing any Obligation shall cease to be a perfected, first priority (or other priority required hereunder) Lien;

(xiii) if there shall occur an (i) appropriation, (ii) confiscation, (iii) retention, or (iv) seizure of control, custody or possession of any Equipment or other Collateral or Specified Collateral by any Governmental Authority;

(xiv) a Change in Control shall occur;

(xv) if anyone in the control, custody or possession of any Equipment or any Loan Party is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used any Equipment in connection with the commission or any crime (other than a misdemeanor moving violation);

(xvi) any Loan Party defaults under any guaranty, collateral agreement, or other support agreement;

(xvii) any Mined Cryptocurrency or other Digital Asset relating to the Equipment and constituting Collateral is deposited in a wallet address that is not the ACA Wallet (or other wallet address or account that is authorized or directed by Collateral Agent ) in violation of the terms of this Master Agreement; or

(xviii) any Loan Party or any Person acting on a Loan Party’s behalf attempts to direct any Mined Cryptocurrency or other Digital Asset constituting Collateral from the Equipment to a wallet address that is not the ACA Wallet in violation of the terms of this Master Agreement or attempts to prevent the Lender from having full unencumbered access to the ACA Wallets that are part of the Collateral.

An Event of Default under any Loan Schedule shall constitute an Event of Default under such other Loan Schedule, and shall in all cases constitute a breach of and default under each NYDIG Agreement.

(b) Remedies of the Lender. If an Event of Default shall have occurred and is continuing, the Lender may, at its option, with or without notice to any Loan Party, exercise any of the following remedies with respect to any Loan or Loan Schedule of such Lender or all related Specified Collateral as described in such Loan Schedule, and the applicable Loan Documents (provided, that any such remedies with respect to the Specified Collateral shall be exercised solely through Collateral Agent and any other such remedies shall be exercised through Servicer):

(i) declare any Loan of such Lender then outstanding to be due and payable in whole, whereupon the principal of each such Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Loan Parties; provided, that notwithstanding anything to the contrary in this Section 9(b), in the case of any event with respect to any Loan Party described in Section 9(a)(vii), (ix) or (x), the principal of each Loan then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Loan Parties;

(ii) proceed at law or in equity to enforce specifically the performance of the Loan Parties or recover damages, including all rights available to the Lender (via Collateral Agent) under the UCC with respect to the related Equipment constituting Specified Collateral of such Lender (whether or not the UCC applies to the affected Equipment);

(iii) require the Loan Parties to promptly assemble, make available and if requested by the Lender deliver the related Specified Collateral (or, if so requested, any related Items designated by the Lender) to the Lender at a time and place designated by the Lender;

(iv) enter, occupy and use any premises, with or without judicial process, where all or any part of the Equipment constituting Specified Collateral of such Lender, or the books and records relating exclusively thereto, or both, are located, to take possession of all or any part of such Equipment or the books and records relating exclusively thereto, or both, to remove all or any part of such Equipment or the books and records relating exclusively thereto, or both, and to operate or conduct sales of such Equipment, without any obligation to pay any of the Loan Parties or any of their Subsidiaries or Affiliates for such use and occupancy;

(v) use the premises of the Loan Parties for storage without rent or liability;

(vi) dispose of the related Specified Collateral or such Items constituting the same at private or public sale, in bulk or in parcels, with or without notice except to the extent required by applicable law, and if notice is required by law such requirements of reasonable notice shall be met if such notice is mailed to the Borrower Representative or any other Loan Party at its respective address set forth on the first page hereof or to the most current addresses designated by the Borrower Representative to the Lender in writing at least ten (10) calendar days before the time of the public sale or the time after which any other Disposition is to be made;

(vii) disable or keep idle all or part of such Specified Collateral and, at the Lender’s discretion, take possession of the Equipment mining operations with respect to such Specified Collateral on the Lender’s own behalf with such Equipment;

(viii) at the Lender’s sole and reasonable discretion, remedy such Event of Default for the account of and at the expense of the Borrowers;

(ix) exercise any rights granted to the Lender under any Acceptable Lien Waiver; and

(x) except as any such remedies are reserved for Collateral Agent under Section 9(c), exercise any other right or remedy at law, or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and court costs.

In the event the Lender receives any proceeds from the Disposition of any Specified Collateral, the Net Proceeds of such Disposition shall be turned over to Collateral Agent , and Collateral Agent shall apply any proceeds it receives from the Disposition of any Specified Collateral (including those turned over by a Lender) in accordance with the provisions of Section 3(e)(ii). In the event the Lender receives any proceeds from the Disposition of any Collateral or Specified Collateral not constituting such Lender’s Specified Collateral, such Lender shall turn over such proceeds to Collateral Agent, and Collateral Agent shall apply proceeds from the Disposition of Collateral and Specified Collateral of another Lender (including in each case those turned over by any Lender) in accordance with the provisions of Section 3(f) (or Section 3(e) in the case of Specified Collateral of another Lender). In the event that a Lender has exercised remedies set forth in this Section 9(b) and caused Collateral Agent to dispose of its Specified Collateral and the Net Proceeds of such Specified Collateral are insufficient to pay in full all Obligations then owed to such Lender, then such Lender may direct Collateral Agent to exercise remedies pursuant to Section 9(c) with respect to the Collateral (including Mined Cryptocurrency) and any proceeds received by Collateral Agent in connection therewith shall be applied to the Obligations of all Lenders in accordance with the provisions of Section 3(f) (and the claim of any Lender receiving payment pursuant to such application shall be reduced only by the amount actually received by any such Lender).

If the Lender shall, including by exercising any right of set-off or counterclaim or otherwise, receive any Net Proceeds in respect of any Collateral or Specified Collateral, the Lender shall deliver 100% of such Net Proceeds to Collateral Agent for application to the Obligations in accordance with the requirements of Sections 3(e), 3(f), 9(b) and 9(c) hereof, as applicable.

Any remedies available to the Lender under this Section 9(b) shall be limited to the Loans and Specified Collateral as set forth on the applicable Loan Schedule(s) to which such Lender is a party.

(c) Remedies of Collateral Agent. If an Event of Default shall have occurred and is continuing, Collateral Agent may, at its option, and shall, as directed by the Required Lenders, with or without notice to any Loan Party, exercise any of the following remedies with respect to any or all Collateral, Specified Collateral and Loan Documents:

(i) proceed at law or in equity to enforce specifically performance by the Loan Parties or recover damages, including all rights available to Collateral Agent or the Lender under the UCC with respect to any Collateral or Specified Collateral, including, without limitation any Digital Assets of the Borrowers (whether or not the UCC applies to the affected Collateral);

(ii) require the Loan Parties to promptly assemble, make available and if requested by Collateral Agent, deliver all Mined Cryptocurrency related to the Equipment and constituting Collateral, along with any and all other Collateral and Specified Collateral in any Borrower’s possession to Collateral Agent at a time and place designated by Collateral Agent; and take such actions as Collateral Agent may request to grant Collateral Agent exclusive access and control over any Digital Asset wallet of the Borrowers or other Digital Asset platforms where any of the Borrowers store or house (or where any other person houses or stores on their behalf) any Digital Assets that are Collateral hereunder;

(iii) enter, occupy and use any premises, with or without judicial process, where all or any part of the Collateral, Specified Collateral or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or Specified Collateral or the books and records relating thereto, or both, and to operate or conduct sales of the Collateral or Specified Collateral, without any obligation to pay the Loan Parties or any of their Subsidiaries or Affiliates for such use and occupancy;

(iv) use the Loan Parties’ premises for storage without rent or liability;

(v) dispose of Mined Cryptocurrency, any other Digital Asset that constitutes Collateral, and other Collateral or Specified Collateral at private or public sale, in bulk or in parcels, whether Collateral is present at such sale and with or without notice except to the extent required by applicable law, and if notice is required by law such requirements of reasonable notice shall be met if such notice is mailed to the Borrower Representative or any other Loan Party at its respective address set forth on the first page hereof or to the most current addresses designated by the Loan Parties to the Lender in writing at least ten (10) calendar days before the time of the public sale or the time after which any other Disposition is to be made;

(vi) at the Lender’s sole and reasonable discretion, apply from time to time, in whole or in part, any Mined Cryptocurrency, or any other Digital Asset included in the Collateral or in the Lender’s (or it’s Affiliate’s) possession or control, to reduce the Obligations;

(vii) exercise any rights granted to Collateral Agent under any Acceptable Lien Waiver;

(viii) give notice of sole control or any other instruction under any deposit account control agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral, including, without limitation, the disposition of the amounts on deposit in any such account;

(ix) give notice of sole control or any other instruction under any ACA Wallet Agreement with any Wallet Custodian and take any action therein with respect to such Collateral, including, without limitation, immediately blocking any Loan Party’s access to any ACA Wallet and Disposing of the Digital Assets in such ACA Wallet in the enforcement of Collateral Agent’s rights under this Master Agreement;

(x) direct any Mined Cryptocurrency from the Equipment to a wallet or address for Digital Assets that is not the ACA Wallet; and

(xi) exercise any other right or remedy at law, or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and court costs.

Collateral Agent shall distribute any Mined Cryptocurrency produced by or derived from Equipment under a Loan Schedule to the Obligations hereunder and under the Loan Documents, in the manner set forth in Section 3(f). In the event Collateral Agent Disposes of any other Collateral (including any Digital Assets not produced by or derived from such Equipment) pursuant to and permitted by this Master Agreement, Collateral Agent shall distribute such Collateral or proceeds thereof in the manner set forth in Section 3(f). In the event Collateral Agent Disposes of any Specified Collateral pursuant to and permitted by this Master Agreement, Collateral Agent shall distribute such Collateral or proceeds thereof in the manner set forth in Section 3(e)(ii).

(d) Dispositions Generally. With respect to any exercise by the Lender or Collateral Agent of its right to Dispose of any Items of Equipment, Specified Collateral or other Collateral, each Loan Party acknowledges and agrees that the Lender or Collateral Agent, as applicable, shall have no obligation, subject to any Requirement of Law, to clean-up or otherwise prepare any Collateral or Specified Collateral for Disposition; the Lender and Collateral Agent may comply with any Requirement of Law that the Lender or Collateral Agent, respectively, deems to be applicable or prudent to follow in connection with any such Disposition; and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any such Disposition. If Equipment delivered to or picked up by Collateral Agent or the Lender contains goods or other property not constituting Equipment, each Loan Party agrees that Collateral Agent or the Lender may take such other goods or property, provided that Collateral Agent or the Lender, as applicable, makes reasonable efforts to make such goods or property available to the Borrowers after repossession following the Borrowers’ reasonable written request. If, after the occurrence and during the continuation of any Event of Default, any Loan Schedule is placed in the hands of an attorney, collection or civil enforcement agent or other professional for collection of Payments or other amounts or enforcement of any other right or remedy of the Lender under this Master Agreement, any Loan Schedule or otherwise, the Loan Parties shall, upon demand, pay all Attorneys’ Fees and associated costs and expenses. To the fullest extent permitted by any Requirement of Law, each Borrower waives any rights now or hereafter conferred by Requirement of Law or otherwise that may require the Lender or Collateral Agent to sell, lease or otherwise use any Collateral or Specified Collateral in mitigation of the

Lender’s or Collateral Agent’s damages set forth herein or in such Loan Schedule or that may otherwise limit or modify any of the Lender’s or Collateral Agent’s rights or remedies. Each Loan Party agrees that the Loan Parties shall remain liable for all amounts due hereunder, including any deficiency remaining after any Disposition of any Collateral or Specified Collateral after an Event of Default. Each remedy shall be cumulative and in addition to any other remedy referred to above or otherwise available to the Lender or Collateral Agent at law or in equity. No express or implied waiver of any Event of Default shall constitute a waiver of any of the Lender’s or Collateral Agent’s other rights or remedies. Subject to any Requirement of Law, (i) the Lender and Collateral Agent may dispose of any Equipment and other Collateral or Specified Collateral, respectively, at a public or private sale or at auction, and (ii) the Lender and/or Collateral Agent may buy at any sale and become the owner of the Equipment or other Collateral or Specified Collateral. The Lender and Collateral Agent may (A) sell the Equipment and other Collateral and Specified Collateral, as applicable, without giving any warranties as to such Equipment, Collateral, or Specified Collateral, as applicable, and (B) disclaim any warranties of title, possession, quiet enjoyment, or the like, and neither of the foregoing will be considered to adversely affect the commercial reasonableness of any sale or other Disposition of the Collateral or Specified Collateral.

(e) Grant of Intellectual Property License. For the purpose of enabling Collateral Agent to exercise rights and remedies under Section 9 hereof (including, without limiting the terms of Section 9 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Collateral Agent, for the benefit of Collateral Agent and the Lender, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Loan Party) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by the Borrowers, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof..

(f) Setoff Rights. If an Event of Default shall have occurred and be continuing, Collateral Agent, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all cash, money, deposit account balances, Mined Cryptocurrency or other Digital Assets at any time held, in the possession of, or otherwise controlled by, such Person, and other obligations at any time owing by the Lender or any Affiliate to or for the credit or the account of any Loan Party, against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Master Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to an Affiliate of the Lender different from the Lender or any other Affiliate holding, controlling or possessing such cash, money or Digital Assets, or obligated on such Indebtedness. The rights of each of Collateral Agent and the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such parties may have. Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, all such amounts set off and applied by any Lender or its Affiliate pursuant to this Section 9(f) shall be conveyed by such Lender to Collateral Agent for ratable distribution to the Lenders in accordance with Section 9(c).

(g) Digital Assets. With respect to Digital Assets, each of the Loan Parties agree that the Digital Assets pledged as Collateral are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may threaten to decline speedily in value. Each Loan Party agrees that upon an Event of Default, Collateral Agent may, at its discretion and at any time, and without limiting any other remedies available hereunder or under applicable law (i) liquidate the pledged Digital Assets into U.S. dollars at the price determined by Collateral Agent using commercially reasonable pricing methods customarily used in the exchange or over-the-counter markets for Digital Assets, without notice to any Loan Party and (ii) setoff and apply the Net Proceeds of such liquidation to the outstanding Obligations in accordance with Section 3(f). Each Loan Party agrees that if Collateral Agent or the Lender exercises any setoff rights or secured party remedies with respect to any Borrower’s Digital Assets, that Collateral Agent or the Lender may value the Digital Assets (with or without liquidation) using the method above, using the same valuation method and same process that is otherwise used in its business or using any other commercially reasonable valuation method. Each of the Loan Parties, the Lender and Collateral Agent agree that the actions described in the previous two sentences shall be commercially reasonable under the applicable UCC. Each of the Loan Parties understands and agrees that the value of the pledged Digital Assets may rise or fall quickly and that neither the Lender nor Collateral Agent has any obligation to exercise remedies or liquidate the Digital Assets at a time that provides the best price for the Loan Parties. Neither the Lender nor Collateral Agent shall be liable to any Loan Party for any losses on Digital Assets related to any disposition or valuation thereof. The Loan Parties shall be liable for all costs of liquidation and for all taxes related thereto.

10. MISCELLANEOUS.

(a) Notices. All notices, demands or other communications by either party relating to this Master Agreement or any Loan Schedule, shall be in writing and shall be sent by: (i) personal delivery, (ii) recognized overnight delivery service, (iii) certified mail, postage prepaid, return receipt requested, (iv) electronic mail, or (v) facsimile, to the Borrower Representative on behalf of the Borrowers and Loan Parties, to Collateral Agent or to the Lender, as the case may be, at its addresses set forth below (and shall be deemed received, in the case of (A) personal delivery, upon receipt, (B) overnight delivery, the next Business Day after delivering the same to such courier service, and (C) electronic mail and facsimile, upon receipt by such recipient as evidenced by a “delivery acknowledgment” received by the sender thereof):

If to the Loan Parties:	Greenidge Generation Holdings, Inc., as the Borrower Representative
135 Rennell Drive, 3rd Floor
Fairfield, CT 06890
Attn: Terry Burke
Email: tburke@greenidge.com

If to Collateral Agent:	NYDIG ABL LLC
510 Madison Avenue, 21st Floor,
New York City, NY 10022
Attn: Trevor Smyth
Email: legal@nydig.com

With a copy to:
Email: miningops@nydig.com

If to the Lender:	NYDIG ABL LLC
510 Madison Avenue, 21st Floor,
New York City, NY 10022
Attn: Trevor Smyth
Email: legal@nydig.com
With a copy to:
Email: miningops@nydig.com

or, if a Lender became a party hereto pursuant to an Assignment and Assumption, the address for such Lender specified in such Assignment and Assumption.

The parties hereto may change the address at which they are to receive notices, demands and other communications hereunder, by notice in writing in the foregoing manner.

(b) Power of Attorney; Further Assurances; Additional Borrowers; Equipment Relocation.

(i) Each Loan Party shall promptly execute and deliver to the Lender and Collateral Agent such further documents and take such further actions as the Lender or Collateral Agent may require in order to more effectively carry out the intent and purpose of this Master Agreement and each Loan Schedule. Each Loan Party grants to each of the Lender and Collateral Agent a power of attorney in such Loan Party’s name, which is irrevocable and coupled with an interest: (i) to endorse or execute in such Loan Party’s name any such instruments, financing statements, documents, agreements and filings which the Lender deems necessary to protect the Lender’s interest hereunder and in the Equipment and other Collateral and proceeds thereof, including all insurance documentation and all checks or other insurance proceeds; (ii) to apply for a certificate of title for any Item of Equipment or other Collateral that is required to be titled under the laws of any jurisdiction where the Equipment or other Collateral is or may be used and/or to transfer title thereto upon the exercise by the Lender of its remedies upon an Event of Default; (iii) make such corrections to a Loan Schedule as reasonably necessary to ensure that any such Loan Schedule contains the true intentions and agreement of the parties with respect thereto; (iv) send requests for verification of Accounts or notify account debtors of the Lender’s security interest in the Accounts; (v) receive and open all mail addressed to any Loan Party for the purpose of collecting the Accounts; (vi) notify all account debtors with respect to the Accounts to pay the Lender directly; (vii) sign any Loan Party’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (viii) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (ix) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which the Lender determines to be reasonable; (x) sell, assign, transfer, pledge, compromise, discharge or otherwise Dispose of (or permit any other

Person to Dispose of) any Collateral, including, without limitation, any and all Mined Cryptocurrency and any other Digital Asset, whether or not any such Digital Asset is maintained in an ACA Wallet; and (xi) do all acts and things necessary or expedient, in furtherance of any such purposes. If any Loan Party fails to perform or comply with any of its agreements, provide any indemnity or otherwise perform any obligation hereunder that may be performed by the payment of money, the Lender may, in addition to and without waiver of any other right or remedy, perform or comply with such agreements in its own name or in such Loan Party’s name as attorney-in-fact, and, upon demand, the Borrowers agree to reimburse the Lender promptly for the amount of any payments or expenses incurred by the Lender in connection with such performance or compliance, together with interest thereon at the rate of one and one-half percent (1.5%) per month or the highest rate allowable under applicable law, whichever is lower.

(ii) Upon the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed), additional borrowers may be added under this Master Agreement from time to time. The Loan Parties shall cause any Person that becomes an additional borrower under this Master Agreement to (i) provide all documentation and other information requested in accordance with Section 4, (ii) affirm the representations and warranties set forth in Section 6, (iii) comply with the covenants set forth in Section 7 and Section 8 and (iv) guarantee the Guaranteed Obligations set forth in Section 10(l). The Loan Parties shall deliver to the Lender, or cause to be delivered, any certificates and authorizations requested by the Lender and as required under Section 4.

(c) The Borrowers may elect to deliver and install such Equipment in another location provided that such Borrower complies with Section 5(e) of this Master Agreement.

(d) Indemnification. The Loan Parties shall indemnify, hold harmless and defend the Lender, Collateral Agent, their Affiliates, and their successors and assigns, agents and employees (as used in this Section 10(c), collectively, “Indemnitee(s)”), and hold each Indemnitee harmless from and against any and all claims, demands, suits, legal proceedings, whether civil, criminal, administrative, investigative or otherwise, including arbitration, mediation, bankruptcy and appeal, and including all damages, losses, costs and expenses (including, without limitation, reasonable legal fees) arising out of or in connection with: (i) the preparation, execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby; (ii) any Loan or the use of the proceeds therefrom; (iii) the actual or alleged manufacture, purchase, ordering, financing, shipment, acceptance or rejection, titling, registration, leasing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, operation, maintenance, repair, return or disposition of any Item of Equipment; (iv) patent, trademark or copyright infringement; (v) any alleged or actual breach, Default or Event of Default; (vi) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials at any property owned or leased by any Loan Party; (vii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, including, without limitation, where any of the Equipment may at any time be located; (viii) the investigation, cleanup or remediation or offsite locations at which any Loan Party or its respective predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; and (ix) any actual or prospective proceeding relating to any of the foregoing, whether or not such proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(e) Expenses. Subject to the last sentence of this Section 10(d), the Loan Parties shall pay to the Lender or Collateral Agent, their Affiliates, and their successors and assigns, agents and employees, promptly upon request all (i) reasonable out-of-pocket expenses incurred by the Lender, Collateral Agent, and their Affiliates, including the reasonable fees, charges and disbursements of counsel (whether outside counsel or the allocated costs of their internal legal department), in connection with each Loan provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) out-of-pocket expenses incurred, including the fees, charges and disbursements of any counsel (whether outside counsel or the allocated costs of their internal legal department) or any financial advisor in connection with the enforcement, collection or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with any Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any such Loan, or in connection with any bankruptcy, restructuring, or insolvency proceeding of any Loan Party (collectively, “Reimbursable Expenses”). Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) Appraisals and insurance reviews;

(ii) field examinations and the preparation of reports based on the fees charged by a third party retained by the Lender or Collateral Agent or the internally allocated fees for each Person employed by the Lender or Collateral Agent with respect to each field examination;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole and reasonable discretion of the Lender or Collateral Agent;

(iv) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens; and

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take.

Notwithstanding the foregoing, the Loan Parties shall only be required to pay Reimbursable Expenses pursuant to this Section 10(d) (x) to the extent that an Event of Default shall have occurred and be continuing, (y) for Reimbursable Expenses incurred prior to the Closing Date in connection with the initial preparation of this Master Agreement and the other Loan Documents, only such Reimbursable Expenses relating to time spent and costs accrued on or after February 28, 2022, and (z) for Reimbursable Expenses incurred after the Closing Date, only for such Reimbursable Expenses relating to time spent and costs accrued on or after the date the initial draft of any additional Loan Schedule is sent to any of the Loan Parties by the Lender or its counsel.

(f) Assignment; Servicer.

(i) Assignment. Except as otherwise provided in this Master Agreement or any Loan Schedule, no Loan Party may sell, transfer, assign, lease, rent or otherwise transfer possession of or encumber any Equipment or other Collateral or their respective rights or obligations under this Master Agreement or any Loan Document without the Lender’s prior written consent, which consent may withheld in the Lender’s sole and absolute discretion. Each Loan Schedule and any or all of the rights and obligations of the Lender hereunder and thereunder shall be assignable and transferable by the Lender, absolutely or as security, in the Lender’s sole and absolute discretion without notice to or consent of any other Loan Party. Upon notice by the Lender of any such assignment or transfer, each of the Loan Parties shall promptly acknowledge in writing to the Lender and such assignees, its obligations under such Loan Schedules and such other matters as the Lender may reasonably request. Any such assignment shall not relieve the Lender of its obligations hereunder unless specifically assumed by the assignee. EACH LOAN PARTY AGREES THAT THEY SHALL PAY ANY ASSIGNEE ALL PAYMENTS AND OTHER SUMS WITHOUT ANY DEFENSE, RIGHTS OF SETOFF OR COUNTERCLAIMS (WHICH SHALL NOT BE ASSERTED AGAINST AN ASSIGNEE) AND SHALL NOT HOLD OR ATTEMPT TO HOLD SUCH ASSIGNEE LIABLE FOR ANY OF THE LENDER’S OBLIGATIONS.

(ii) Servicing Rights. In the event that the Lender assigns all or any portion of any Loan (hereinafter, a “Lender Assignment”), such Lender Assignment shall not amend, supplement or otherwise modify or affect: (A) Servicer’s obligations to manage, service, administer and collect the Payments and perform the other duties and obligations of Servicer set forth in a servicing agreement applicable to the Loan(s); or (B) Loan Party’s’ obligations in favor of NYDIG or a NYDIG Affiliate, if any, set forth in this Master Agreement or any NYDIG Agreement, except as may otherwise be provided therein. In the event that NYDIG is no longer the Lender with respect to any Loan Schedule, the obligations of Servicer shall be set forth in an agreement between the then existing Lender and Servicer (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Servicing Agreement”) and, notwithstanding anything to the contrary herein, (A) the then existing Lender and Servicer may amend, supplement or otherwise modify the Servicing Agreement as they deem necessary or appropriate without the consent of any Loan Party, and (B) the duties and obligations of Servicer thereunder and hereunder shall not be deemed to diminish or otherwise affect the rights of the then existing Lender or any Loan Party. In the absence of any Servicing Agreement to the contrary, or any express revocation or modification of the servicing obligations of NYDIG in its capacity as Servicer, after the occurrence of a Lender Assignment the then existing Lender hereby appoints NYDIG as Servicer and as its agent and attorney-in-fact for purposes of exercising any and all of its rights as the Lender under this Master Agreement, the applicable Loan Schedule(s) and the other Loan Documents, and agrees that until such appointment is revoked by the Lender in a written notice to Servicer and the Borrower Representative, Servicer shall have the exclusive right to exercise such rights of the Lender. In the event of a Lender Assignment, any Loan Party shall make any Payments thereafter to Servicer unless and until the Loan Parties receive a written instruction to the contrary from the then existing Lender or Servicer.

(iii) Access to Digital Asset Accounts. Each Loan Party shall, at all times when Section 3(l) applies pursuant to any Loan Schedule, provide the Lender and Servicer with application programming interface (API) and/or ‘read’ access rights to any (A) mining pool accounts, dashboards or similar information interfaces that shows the operational status and hashrate of the Equipment, and any other equipment of the Borrowers that produces Mined Cryptocurrency, and (B) Digital Asset wallets in respect of all Mined Cryptocurrency or other Digital Assets otherwise included in the Collateral on a real-time or daily basis. Without limiting any of the Lender’s other rights and remedies hereunder or under applicable law, upon the Lender’s request following the occurrence and continuance of an Event of Default, the Borrowers shall (and the Parent shall procure on its own behalf and on behalf of its Subsidiaries and Affiliates, that the Borrowers shall) remit all Mined Cryptocurrency and other Digital Assets included in the Collateral to Digital Asset accounts or wallets held by or on behalf of the Lender, and the Lender may monetize any such Mined Cryptocurrency or Digital Assets included in the Collateral and apply it to the Obligations in accordance with this Master Agreement. The Lender shall not be responsible for any actual losses of any Digital Assets from Digital Asset accounts or wallets held by or on behalf of the Lender except to the extent such losses result from the Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(iv) Register. The Servicer, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Servicer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Master Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Master Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Servicer (in its capacity as Servicer) shall have no responsibility for maintaining a Participant Register.

(g) Unconditional Non-Cancellable Agreement. EACH OF THE LOAN PARTIES’ OBLIGATIONS TO MAKE PAYMENTS, TO PAY OTHER SUMS WHEN DUE AND TO OTHERWISE PERFORM AS REQUIRED UNDER EACH LOAN SCHEDULE IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SETOFF, DEFENSE, OR COUNTERCLAIM FOR ANY REASON WHICH ANY LOAN PARTY MAY HAVE AGAINST ANY PERSON (INCLUDING ANY LENDER UNDER A SEPARATE LOAN SCHEDULE) FOR ANY REASON WHATSOEVER OR ANY MALFUNCTION, DEFECT OR INABILITY TO USE ANY ITEM OF EQUIPMENT OR OTHERWISE.

(h) Waivers; Amendments; Consent Rights.

(i) Waivers. No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (ii) of this Section 10(g), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

(ii) Amendments. Neither this Master Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Master Agreement or any Loan Schedule, pursuant to an agreement or agreements in writing entered into by any Loan Party and (x) in the case of this Master Agreement as it applies to all Loan Schedules, NYDIG (in its capacity as Servicer), or (y) in the case of a particular Loan Schedule, the Lender under such Loan Schedule, or (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender (or, in the case of Loan Documents solely with respect to a particular Loan Schedule, the Lender under such Loan Schedule) and each Loan Party that are parties thereto, as applicable. No agreement shall amend, modify or otherwise affect the rights or duties of Collateral Agent hereunder or under any other Loan Document without the prior written consent of Collateral Agent .

(iii) In furtherance of the foregoing and without limiting the provisions of the preceding clauses (i) and (ii), the exercise of any specific right of the Lender to consent to or approve any action under this Master Agreement shall be exercised by Servicer, on behalf of such Lender, on the terms and subject to the requirements of any separate agreement entered into between Servicer and the Lender in connection with any applicable Loan Schedule or, if no such separate agreement exists, on the terms of Section 10(e)(ii).

(i) Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(j) Counterparts; Electronic Signatures; Chattel Paper.

(i) This Master Agreement, each Loan Schedule and all other Loan Documents executed in connection herewith may be executed and delivered in counterparts all of which shall constitute one and the same agreement. The Loan Schedule to which this Master Agreement related, this Master Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and, except as expressly set forth in any Loan Schedule, supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(ii) Delivery of an executed counterpart of a signature page of (A) this Master Agreement, (B) any other Loan Document and/or (C) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10(a)), certificate, request, statement, disclosure or authorization related to this Master Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Master Agreement, such other Loan Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Master Agreement, any other Loan Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (2) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (I) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender, Collateral Agent and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Master Agreement or any other Loan Document shall have the same legal effect, validity and enforceability as any paper original, (II) the Lender may, at its option, create one or more copies of this Master Agreement or any other Loan Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (III) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Master Agreement or any other Loan Document based solely on the lack of paper original copies of this Master Agreement or any such other Loan Document, respectively, including with respect to any signature pages thereto and (IV) waives any claim against the Lender (and any Collateral Agent or any Affiliate of the Lender or Collateral Agent) for any liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of any Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(iii) For purposes of perfection of a security interest in chattel paper under the UCC, only the counterpart of each Loan Schedule that bears the Lender’s manually applied signature and is marked “Sole Original” by the Lender shall constitute the sole original counterpart of the original chattel paper for purposes of possession. No security interest in a Loan Schedule can be perfected by possession of any other counterpart, each of which shall be deemed a duplicate original or copy for such purposes. Notwithstanding the foregoing, as to any Loan Schedule constituting electronic chattel paper, the authoritative copy, if any, of such Agreement will be the electronic copy in the Lender’s or its assignee’s electronic vault identified by the parties as the sole authoritative copy.

(k) Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i) This Master Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Master Agreement, the Loan Schedules, the other Loan Documents and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (including Section 5-1401 of the New York General Obligations Law but otherwise without giving effect to the conflict of law principles thereof ) of the State of New York. Each of the Loan Parties and the Lender expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Master Agreement or any other Loan Document.

(ii) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT AND THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH APPELLATE COURT. EACH LOAN PARTY FURTHER AGREES THAT ANY ACTION OR CLAIM IT MAY

BRING AGAINST THE LENDER, SHALL ONLY BE BROUGHT IN SAID FEDERAL AND STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK. EACH LOAN PARTY AND THE LENDER EACH AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS MASTER AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii) Each Loan Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described herein and brought in any court referred above. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv) Each Loan Party irrevocably consents to the service of process in the manner provided for notices in Section 10(a) herein. Nothing in this Master Agreement will affect the right of the Loan Party or the Lender to serve process in any other manner permitted by law.

(v) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT, THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MASTER AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(l) Joint and Several Liability of the Borrowers; Guaranty.

(i) Notwithstanding anything in this Master Agreement or any other Loan Document to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Lender under this Master Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without the preferences or distinction among them. The Borrowers shall be liable for all Obligations amounts due to the Lender (or any Collateral Agent) under this Master Agreement, regardless of which Borrower actually receives the Loans, the amount of such Loans received or the manner in which the Lender accounts for such Loans or other extensions of credit on its books and records. The Obligations of the Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(ii) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(iii) The obligations of each Borrower under this Section 10(k) shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower.

(iv) The provisions of this Section 10(k) shall remain in effect until all of the Obligations have been irrevocably paid in full in immediately available funds and all Commitments to make Loans hereunder and under any other Loan Documents have been terminated (the “Termination Date”). If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10(i) hereof will forthwith be reinstated and in effect as though such payment had not been made.

(v) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under any applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States).

(vi) With respect to the Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder, to the maximum extent permitted by applicable law, each Borrower waives, until the Termination Date, any right to enforce any right of subrogation or any remedy which the Lender hereafter has against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lender hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, until such time as this Master Agreement terminates. Upon the occurrence of any Event of Default and for so long as the same is continuing to the maximum extent permitted under applicable law, the Lender may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (A) with respect to Obligations of the Borrowers, either or all of them or (B) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other Borrowers or any other person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of the Borrower(s) or against or in payment of any or all of the Obligations. Subject to the foregoing, in the event that a Loan advance or other extensions of credit is made to, or with respect to the business of, one Borrower and any other Borrower makes any payments with respect to such Advance or extensions of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.

(m) Guarantee.

(i) The Guarantors hereby irrevocably and unconditionally guarantee to the Lender the payment of the Guaranteed Obligations (as defined below) as and when such Guaranteed Obligations are due and payable after the occurrence and during the continuation of an Event of Default, whether by the terms of this Master Agreement, lapse of time, by acceleration of maturity or otherwise. “Guaranteed Obligations” means, without duplication, (A) the full amount of the Obligations then due and payable and whether for principal, interest, reimbursement, obligations, fees, expenses or otherwise, interest accruing thereon following the commencement of any Bankruptcy Event by or against any Borrower or any other Guarantor at the highest applicable rate specified for the Loans hereunder, whether or not such interest is allowed as a claim in such Bankruptcy Event and (B) all losses, fees, costs and expenses (including all court costs and reasonable and documented attorneys’ fees and out-of-pocket expenses) paid or incurred by the Lender in (1) endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Loan Party, (2) taking any action with respect to any Collateral or (3) preserving, protecting or defending the enforceability of, or enforcing, this Master Agreement or any other Loan Document or rights or remedies under this Master Agreement, the other Loan Documents or applicable law, together with interest on such losses, fees, costs and expenses from the date of demand under Section 10(k) or Section 10(l) if not paid in full at the time due until paid in full at the highest applicable rate specified for Loans hereunder.

(ii) The guarantee hereunder is a guarantee of payment and not of collection. The Guarantors expressly waive any requirement that the Lender exhaust any right, remedy or power or proceed against any Borrower or the Guarantors under the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The guarantee hereunder is absolute and unconditional, irrespective of the value, genuineness or enforceability of the Obligations, the Guaranteed Obligations or this Master Agreement or of any other agreement, instrument or other document executed or delivered in connection therewith, any substitution, release or exchange of any other guarantee of, or security for, any of the Guaranteed Obligations or to the fullest extent permitted by applicable law, any other circumstance (other than payment in full) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(iii) No Guarantor may revoke this Section 10(l), and this Section 10(l) continues to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by the Guarantors.

(iv) In any Bankruptcy Event or any action or proceeding involving any state law, if any Guarantor’s obligations hereunder would otherwise, taking into account any of such Guarantor’s rights to contribution, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision hereof to the contrary, the amount of such liability is automatically limited and reduced, without any further action by such Guarantor, the Lender or any other Person to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(v) If at any time payment of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any oblige of the Guaranteed Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made, then this Section 10(l) is reinstated, and the Guaranteed Obligations are deemed reduced only by such amount paid and not so rescinded, restored or returned.

(vi) Without limiting the generality of any other provision of this Master Agreement or any other Loan Document, the Guarantors’ obligations hereunder are not released, diminished, impaired, reduced or adversely affected by any of the following:

(1) the unenforceability of all or any part of the Guaranteed Obligations or any agreement, instrument or other document executed or delivered in connection with the Guaranteed Obligations for any reason whatsoever;

(2) any performance or nonperformance of any of the agreements or covenants of this Master Agreement or the other Loan Documents or any extension of the time for performance of, or the waiver of compliance with, any of the Guaranteed Obligations at any time or from time to time;

(3) any acceleration of the maturity of any of the Guaranteed Obligations;

(4) any renewal, extension, increase, amendment or other modification of any of the Guaranteed Obligations in any respect, any waiver, forbearance, indulgence or compromise of any right under this Master Agreement or any other Loan Document or any assignment, transfer or other disposition of all or part of the Lender’s interest under the Loan Documents;

(5) the taking or acceptance of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(6) any full or partial release of any Guarantor or any other guarantor of the Guaranteed Obligations or any release, exchange or other disposition, in whole or in part, of any security for any of the Guaranteed Obligations (other than in connection with a payment in full or part with respect to such Guaranteed Obligations);

(7) any Lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations being unperfected;

(8) any failure or delay of the Lender to exercise any of its rights or remedies under the Loan Documents or applicable law or with respect to any other guarantee of, or security for, any of the Guaranteed Obligations;

(9) any Bankruptcy Event of any Borrower or any Guarantor or any other guarantor of the Guaranteed Obligations;

(10) any dissolution of any Guarantor or any other guarantor of the Guaranteed Obligations, any sale, lease, transfer or other disposition of any or all of such Person’s assets or any reorganization, merger or consolidation of any such Person;

(11) any failure of Collateral Agent , any Lender to notify the Guarantors of any of the foregoing; or

(12) any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations or the security and collateral therefor, whether such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof (other than a payment in full of the Guaranteed Obligations).

(vii) The Guarantors waive (A) diligence, presentment, demand of payment, notice of dishonor and protest, (B) any rights or defenses (other than payment in full) the Guarantors or other surety may have in respect of their respective obligations as a guarantor or other surety by reason of any election of remedies by the Lender and (C) any common law, equitable, statutory or other rights (including rights to notice) or defenses that the Guarantors might otherwise have as a result of or in connection with any of the circumstances described in this Section or Section 10(l)(vi) (other than those subject to Section 10(l)(viii)).

(viii) Prior to the Termination Date, the Guarantors shall not exercise any right or remedy arising by reason of its performance of its guarantee, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against any other Borrower or any other guarantor of the Guaranteed Obligations or any security therefor.

11. CONFIDENTIALITY.

(a) The parties hereto agree that each will treat confidentially the terms and conditions of this Master Agreement and the other Loan Documents and all confidential information provided by each party to the other regarding its business and operations. Confidential information includes, without limitation, current and potential business strategies, performance data, reports, marketing materials, computer software, data files, file layouts, databases, analyses, technical know-how, trade secrets, portfolio positions, valuations, investment or trading strategies, commitments and arrangements with service providers and other third parties, as well as any affiliate, director, officer, manager, shareholder, member, advisor, agent, employee, consultant, attorney, accountant, financing source, or other representative of each party, and which information is clearly identified as confidential at the time of disclosure or would be assumed by a reasonable person to be confidential under the circumstances surrounding the disclosure. All confidential information provided by a party hereto may be used by any other party hereto solely for the purpose of providing or receiving financing under this Master Agreement and, except as may be required in carrying out this Master Agreement (including, without limitation, disclosure to assignees of the Lender, affiliates of the Lender or agents appointed by the Lender), may not be disclosed to any third party without the prior consent of the party that provided the information, unless required by law or court order, except that the Lender may disclose such information:

(i) to its and its Affiliates’ employees, officers, directors, advisors, representatives, accountants, legal counsel and agents;

(ii) to any lender or financing source, hedge counterparty or other similar party in connection with any potential or actual financing or risk management activities related to this Master Agreement, any Loan or Loan Schedule;

(iii) in connection with any potential or actual securitization transaction (including, without limitation, in any related prospectus, prospectus supplement or private placement memorandum relating to such securitization transaction);

(iv) on a confidential basis to any rating agency in connection with rating any securitization or other financing transaction;

(v) to any transferee or potential transferee or participant of or with the Lender so long as the information disclosed is reasonably related to such Person’s evaluation of the assignment or participation and such Person agrees in writing for the benefit of Loan Parties and Servicer to maintain the confidentiality of such information on terms similar in all material respects to this Section 11;

(vi) in connection with the enforcement of its rights and remedies under this Master Agreement or of any of the other Loan Documents; or

(vii) to its and its Affiliates’ regulators.

(b) Section 11(a) is not applicable to any information that (i) was in the public domain when disclosed, (ii) was lawfully in a party’s possession before the other party provided it pursuant to this Master Agreement, (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of a party, or (iv) is independently developed by an employee(s) or other agent(s) of a party with no access to information that is confidential under Section 11(a).

(c) The obligations of confidentiality and nonuse related to the confidential information received under this Master Agreement will be binding and, in the event that this Master Agreement is terminated, continue in force.

12. COLLATERAL AGENT.

(a) Appointment. The Lender hereby irrevocably appoints the entity named as Collateral Agent in the preamble of this Master Agreement and its successors and assigns to serve as the collateral agent under the Loan Documents (and to act in such capacity and hold, or exercise rights with respect to, any Lien in the Collateral and Specified Collateral pursuant to the relative priorities as otherwise set forth in this Master Agreement and each Loan Schedule), and the Lender authorizes Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Master Agreement and the other Loan Documents as are delegated to Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. The Lender and Collateral Agent acknowledge and agree that Collateral Agent has been appointed collectively by all of the Lenders under each Loan Schedule (as opposed to separate individual appointments), and Collateral Agent shall take direction from the Lenders (or any individual Lender or groups of Lenders), and exercise remedies with respect to Collateral and Specified Collateral, solely as provided in this Master Agreement. As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (as defined below); provided, however, that Collateral Agent shall not be required to take any action that (i) Collateral Agent in good faith believes exposes it to liability unless Collateral Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lender with respect to such action or (ii) is contrary to this Master Agreement or any other Loan Document or applicable law. In performing its functions and duties hereunder and under the other Loan Documents, Collateral Agent is acting solely on behalf of the Lenders under each Loan Schedule, and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, Collateral Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents. Neither Collateral Agent nor any of its Affiliates shall be liable for any action taken or omitted to be taken by such party under or in connection with this Master Agreement or the other Loan Documents (x) with the consent of or at the request of the Lender or (y) in the absence of its own bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).

(b) Direction; Ratable Sharing. Wherever the Lender is granted the right hereunder or the other Loan Documents to direct, authorize, consent or otherwise instruct Collateral Agent to exercise any discretion, take any action or refrain from taking any action, except as expressly set forth with respect to an individual Lender under Section 9(b), such right shall only be exercised upon the written instructions of the Lenders holding, at the time of any such direction, greater than 50% of the aggregate principal amount of Loans under all Loan Schedules outstanding at such time (the “Required Lenders”). Each Lender further agrees that notwithstanding any other provisions of the Loan Documents including Section 9(b) hereof, rights and remedies with respect to the Collateral and Specified Collateral, whether granted under this Master Agreement, a Loan Schedule or any other Loan Document or arising under law or equity, may be exercised and enforced solely through Collateral Agent unless otherwise consented to by each Lender. In connection with any application of Net Proceeds or other Payments indicated to be for the account of all Lenders ratably based on the amount of any Obligations currently outstanding, such determination shall be based on the proportion of the applicable Obligations outstanding and owed to such Lender as compared to all such applicable Obligations under this Master Agreement and any other Loan Document at the time of application of any such amount.

(c) Collateral Agent Qualification. Collateral Agent(including any successor Collateral Agent) shall at all times either (i) be NYDIG or an Affiliate thereof or (ii) have, or have a parent that has, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If Collateral Agent ceases to meet the foregoing qualifications, then the Required Lenders may appoint a successor Collateral Agent that meets such qualifications.

(d) Successors and Assigns; Removal. Upon notice to the other parties hereto, Collateral Agent may resign as Collateral Agent and appoint a successor Collateral Agent. Upon such notice and the successor’s acceptance of such appointment, the outgoing Collateral Agent shall be relieved of all duties hereunder and the successor Collateral Agent shall assume all the rights and obligations of Collateral Agent hereunder; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The Required Lenders, with prior written notice to the other parties hereto, may remove Collateral Agent and appoint a successor Collateral Agent; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The provisions of Sections 10(c) and 10(d) shall survive any removal of Collateral Agent and any appointment of a new Collateral Agent.

13. THE BORROWER REPRESENTATIVE.

(a) Appointment of the Borrower Representative. (a) Each Borrower hereby irrevocably appoints the Parent (the “Borrower Representative”) as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Loan Schedules and request advances under the Loan Documents, give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Loan Party pursuant to this Master Agreement and the other Loan Documents. The Lender may disburse the Loans to such bank account of a Borrower or otherwise make such Loans to a Borrower, in each case as the Borrower Representative may designate or direct, without notice to any other Loan Party. Notwithstanding anything to the contrary contained herein, the Lender may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

[remainder of page left blank]

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by their duly authorized representatives as of the date first above written.

LENDER, COLLATERAL AGENT AND
SERVICER:	GTX Gen 1 Collateral LLC, as a Borrower

NYDIG ABL LLC

Signature: /s/ Trevor Smyth	Signature: /s/ Jeffrey E. Kirt
Name (print): Trevor Smyth	Name (print): Jeffrey E. Kirt
Title: Head of Structured Financing	Title: Chief Executive Officer

GNY Collateral LLC, as a Borrower

Signature: /s/ Jeffrey E. Kirt
Name (print): Jeffrey E. Kirt
Title: Chief Executive Officer

GSC Collateral LLC, as a Borrower

Signature: /s/ Jeffrey E. Kirt
Name (print): Jeffrey E. Kirt
Title: Chief Executive Officer

Greenidge Generation Holdings, Inc., as the Parent, as a Guarantor and as the Borrower Representative

Signature: /s/ Jeffrey E. Kirt
Name (print): Jeffrey E. Kirt
Title: Chief Executive Officer

EXHIBIT A

[FORM OF LOAN SCHEDULE]

LOAN SCHEDULE NO. [_]

DATED [MONTH, DAY, YEAR] TO

MASTER EQUIPMENT FINANCE AGREEMENT

This Loan Schedule No. __ is one of the “Loan Schedules” to the Master Equipment Finance Agreement, dated as of March 21, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), entered into by, among others, GTX Gen 1 Collateral LLC, a Delaware limited liability company, GNY Collateral LLC, a Delaware limited liability company, GSC Collateral LLC, a Delaware limited liability company (each, individually, a “Borrower” and, collectively, the “Borrowers”), Greenidge Generation Holdings, Inc., a Delaware corporation, as parent, a guarantor and as borrower representative (the “Parent” or the “Borrower Representative”), NYDIG ABL LLC, a Delaware limited liability company, having an address of 510 Madison Avenue, 21st Floor, New York City, New York 10022 (“NYDIG”), in its capacity as lender (in such capacity, together with its successors and/or assigns, the “Lender”) and servicer (in such capacity, together with its successors and/or assigns, “Servicer”) thereunder, and NYDIG, in its capacity as collateral agent thereunder (in such capacity, together with its successors and/or assigns, “Collateral Agent”). Accordingly, each of the undersigned Persons agree as follows:

Capitalized terms not herein defined have the meaning set forth in the Master Agreement. The provisions of the Master Agreement are hereby incorporated into this Loan Schedule as if set forth in their entirety. If any provision in this Loan Schedule conflicts with a provision in the Master Agreement, the provisions of this Loan Schedule shall control and govern. The Borrower Representative hereby reaffirms on its own behalf and on behalf of each of the other Loan Parties on and as of the date hereof all terms, covenants representations and warranties contained in the Master Agreement, this Loan Schedule, and by virtue thereof, Collateral Agent, Servicer and the Lender, are entitled to the benefits of the Master Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein, all of which are hereby acknowledged by the Loan Parties to be in full force and effect. The Master Agreement, among other things, contains provisions for the obligation of Loan Parties to make Payments hereunder when due, and for various rights and remedies of the Lender and Collateral Agent upon the occurrence of an Event of Default, including (as applicable) the acceleration of the maturity hereof.

SUMMARY OF PAYMENT AND OTHER APPLICABLE TERMS:
Commencement Date: [date]	Loan Amount: $[•]

First Interest-Only Payment Date: [date]	Interest-Only Period: [_] months

First Payment Date of principal and interest: [date]	Term of the Loan: [_] months

Amount of each Interest-Only Payment: $[•] (or such other amount set forth in a supplemental payment schedule delivered by the Lender to the Borrower Representative from time to time based on the Loans advanced under this Loan Schedule)	Payment Period: Monthly in arrears

Amount of each monthly Payment of principal and interest: $[•](or such other amount set forth in a supplemental payment schedule delivered by the Lender to the Borrower Representative from time to time based on Loans advanced under this Loan Schedule)	Interest Rate: 13% per annum (or such other rate as may from time to time apply to the Loan hereunder pursuant to the Master Agreement)

Down Payment: $[•]	Maturity Date: [date]

Upfront Fee: 2.00% of the Loan Amount (due on the Commencement Date).

Additional Payments to the Lender (if any): [_______]

Equipment Location: [address]

Supplier: [____] (the “Supplier”)

Legal Opinions Required?	☐Yes	☐No

ACA Account: [____________]	☐Yes	☐No

Reserve Account: [____________]	☐Yes	☐No

[Additional Conditions Precedent/Conditions Subsequent to be specifically waived]	☐Yes	☐No

Minimum Reserve Amount [(including the value of Mined Cryptocurrency or other Digital Assets of the Borrowers on deposit in the ACA Wallet]:	The greater of (i) $[•] and (ii) the aggregate amount of principal and interest on the Loan which is scheduled to be due and payable over the succeeding [•] ([•]) month period, which amount shall be determined by the Lender based upon its review of the books and records of each Borrower and its Affiliates.

ACA Wallet: [____________]	☐Yes	☐No

Section 3(l) [Mined Cryptocurrency] applies:	☐Yes	☐No

Loans.

The Lender shall disburse the proceeds of the Loan in such amounts and on such dates, in each case, as set forth in Schedule 1 attached hereto in accordance with that certain Pay Proceeds Letter, dated as of the date hereof. In that case that the Loans funded under such Loan Schedule are funded in more than one advance, then on each funding date the Loan Parties shall be deemed to have certified to the relevant Secured Parties as to the satisfaction of all of the conditions precedent required for such Loan.

1.

Description of Equipment. See Exhibit A attached hereto (for purposes of this Loan Schedule, and including all related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, the “Equipment”).

2.

Acceptance Certificate. On the Commencement Date, the Borrower Representative on behalf of the Loan Parties shall deliver to the Lender, Servicer and Collateral Agent a duly executed and authorized acceptance certificate in the form of Exhibit B attached hereto (an “Acceptance Certificate”), which Acceptance Certificate acknowledges that an officer of the specified Loan Party has personally inspected or caused to be personally inspected to their satisfaction all items of Equipment described in this Loan Schedule.

3.

Grant of Security. As security for the due payment and performance of the Obligations to the Lender under this Loan Schedule (the “Specified Lender”) with respect to the Loan advanced pursuant to this Loan Schedule (the “Specified Loan”), each undersigned Borrower hereby pledges, assigns and grants to Collateral Agent for the benefit of the Specified Lender, a first priority security interest in all of its right, title and interest in and to the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of the undersigned Borrowers and regardless of where located (collectively, the “Specified Collateral”): (i) all Equipment and, if applicable, Replacement Equipment for such Equipment; (ii) to the extent arising from or solely relating to any Equipment, all Accounts, Contract Rights, Chattel Paper, leases, subleases, security deposits or other cash deposits; (iii) without limiting the generality of the foregoing clause (ii), all agreements, contracts, warranties, invoices, purchase orders and other agreement, instruments and documents with the Supplier of the Equipment, if any, or service provider with respect thereto including, without limitation, the Supplier Contract, in each case to the extent relating to the Equipment; and (iv) all accessions to, substitutions for and replacements, insurance proceeds of the foregoing, together with all books and records, credit files, computer files, programs, printouts and other computer materials and records related to any of the foregoing. Title to the Specified Collateral shall at all times be in the undersigned Borrowers’ name, subject to Collateral Agent’s security interest, or in Collateral Agent’s name and any certificate of title for the applicable Specified Collateral (to the extent applicable) shall designate the undersigned Borrower as owner and Collateral Agent as lien holder. The parties hereto acknowledge and agree that the Obligations under this Loan Schedule shall also be secured by Collateral Agent’s Lien in the Collateral as defined in Section 5 of the Master Agreement (and that the Collateral thereunder includes Digital Assets and Mined Cryptocurrency, neither of which constitute Specified Collateral hereunder), together with all other obligations owing to other Lenders with respect to other Loan Schedules under the Master Agreement. Nothing herein shall modify the rights in the Specified Collateral granted to Collateral Agent under Section 5 of the Master Agreement. The security interest granted to Collateral Agent in the Specified Collateral under this Section 3 shall secure the Obligations of Loan Parties owed to the Specified Lender under this Loan Schedule on a priority basis to any other Obligations owed to any Lenders other than the Specified Lender under any other Loan Schedule or the Master Agreement to the extent set forth in Section 3 of the Master Agreement.

4.

Promise to Pay. FOR VALUE RECEIVED, the Borrowers promise to pay to the Lender at such address as may be designated from time to time by the Lender, the amount of Loan pursuant to the payment terms set forth above, together with interest thereon at the rate set forth above, payable as follows: (i) consecutive monthly payments of interest only (the “Interest-Only Payments”), each in the amount of each Interest-Only Payment, commencing on the First Interest-Only Payment Date and continuing on each Payment Date thereafter through the end of the Interest-Only Period, followed by (ii) consecutive monthly Payments which constitute principal and interest due hereunder, each in the amount of each Payment of principal and interest (as set forth above), commencing on the First Payment Date (as set forth above) and continuing on the same day of each month thereafter through the Maturity Date. The outstanding amount of the Loan, together with all then unpaid and accrued interest, shall be due and payable on the Maturity Date if not paid earlier in accordance with the terms hereof and the Master Agreement. The undersigned Borrowers’ Obligations hereunder shall bear interest at the Applicable Rate from the date the Lender advances any portion of the Loan. On the First Interest-Only Payment Date, Applicable Borrowers also agree to pay the Lender accrued interim interest for the number of calendar days elapsed from the date the Lender advances any portion of the Loan to the First Interest-Only Payment Date. On the Commencement Date, the Borrowers agree to pay the Lender the Upfront Fee (as set forth above).

5.

Supplier Contract. Reference is made to that certain non-fixed price sales and purchase agreement between Greenidge Generation and Bitmain Technologies Limited, dated August 15, 2021 (the “August 15 Contract”), that certain non-fixed price sales and purchase agreement between Greenidge Generation and Bitmain Technologies Limited, dated September 23, 2021 (the “September 23 Contract”), and that certain non-fixed price sales and purchase agreement between Greenidge Generation and Bitmain Technologies Limited, dated October 20, 2021 (the “October 20 Contract”) and together with the August 15 Contract and September 23 Contract, the “Supplier Contract”). The Borrowers acknowledge and agree that (i) they have been given an opportunity to review the relevant provisions of the Supplier Contract, and that the Borrowers have acknowledged and agreed to the terms of the Supplier Contract, and (ii) they have provided the Lender with a copy of the Supplier Contract, Affiliate Sale Agreement(if applicable), any required No Interest Letter relating thereto, and any related bills of sale for the Equipment, in each case, as required pursuant to the Master Agreement.

6.

Waiver; Miscellaneous. The Borrower Representative hereby waives on its own behalf and on the behalf of each of the other Loan Parties, presentment, notice of dishonor, and protest. The Borrower Representative agrees on its own behalf and on behalf of each of the other Loan Parties that the Commencement Date and the first payment due date may be left blank when this Loan Schedule is executed and hereby authorize the Lender to insert such dates based upon the date the proceeds of the Loan are disbursed. BY EXECUTION HEREOF, THE BORROWER REPRESENTATIVE ACKNOWLEDGES AND AGREES ON ITS OWN BEHALF AND ON BEHALF OF EACH OF THE OTHER LOAN PARTIES THAT THIS LOAN SCHEDULE, THE MASTER AGREEMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION THEREWITH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE TERMS OF THE FINANCING BETWEEN THE LOAN PARTIES AND THE LENDER AND THIS LOAN SCHEDULE, TOGETHER WITH THE OTHER LOAN DOCUMENTS, SUPERSEDES ALL PRIOR AGREEMENTS AND COMMUNICATIONS, WHETHER

ORAL OR WRITTEN, BETWEEN THE LOAN PARTIES AND THE LENDER REGARDING THE SUBJECT MATTER HEREOF. The provisions of Section 10(a) (Notices), 10(i) (Counterparts; Electronic Signatures; Chattel Paper) and 10(j) (Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial) of the Master Agreement shall apply to this Loan Schedule mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Loan Schedule to be executed by their duly authorized representatives as of the date first above written.

LENDER AND SERVICER:	GTX Gen 1 Collateral LLC, as a Borrower

NYDIG ABL LLC

Signature:	Signature:
Name (print):	Name (print):
Title:	Title:

COLLATERAL AGENT:	GNY Collateral LLC, as a Borrower

NYDIG ABL LLC

Signature:	Signature:
Name (print):	Name (print):
Title:	Title:

GSC Collateral LLC, as a Borrower

Signature:
Name (print):
Title:

Greenidge Generation Holdings, Inc., as the Parent, as a Guarantor and as the Borrower Representative on behalf of the other Loan Parties

Signature:
Name (print):
Title: